UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Wisconsin Power and Light Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

YOUR VOTE IS IMPORTANT

Wisconsin Power and Light Company

NOTICE OF 2007 ANNUAL MEETING

PROXY STATEMENT AND

2006 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, May 23, 2007

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Yangtze Meeting Room, 1N646 4902 North Biltmore Lane Madison, WI 53718

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 2568

Madison, WI 53701-2568

Phone: 608.458.3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 23, 2007, Wisconsin Power and Light Company (the “Company”) will hold its 2007 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Yangtze Meeting Room, Madison, Wis. The meeting will begin at 2:00 p.m. Central Daylight Time.

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 10, 2007 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will be asked to:

1.	Elect five directors to serve on the Company’s Board of Directors, consisting of one nominee for a term expiring at the 2008 Annual Meeting of Shareowners and four nominees for terms expiring at the 2010 Annual Meeting of Shareowners;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007; and

3.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The Company’s 2006 Annual Report appears as Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2006 Annual Report, Notice of Annual Meeting and Proxy Statement may do so by calling the Company’s Shareowner Services Department at (608) 458-3110 or writing to the Company at the address shown above.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated and mailed on or about April 17, 2007.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Wisconsin Power and Light Company (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, May 23, 2007. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	The Company is a subsidiary of Alliant Energy Corporation (“Alliant Energy” or “AEC”), a public utility holding company whose other primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:

Only shareowners of record at the close of business on April 10, 2007 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock and Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% series of Company preferred stock is entitled to  1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on the election of one nominee to serve on the Company’s Board of Directors for a term to expire at the 2008 Annual Meeting of Shareowners and four nominees to serve on the Company’s Board of Directors for terms expiring at the 2010 Annual Meeting of Shareowners, and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed director nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting on the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007, you may vote FOR, AGAINST or ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common stock and preferred stock on April 10, 2007 may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. If any other business is properly presented at the Annual Meeting, your proxy gives Barbara J. Swan, the Company’s President, and F. J. Buri, the Company’s Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call the Company’s Shareowner Services Department at the number shown at the top of the Notice of Annual Meeting for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2007 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2008 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting must be received at the principal office of the Company by Dec. 19, 2007. In addition, any shareowner who intends to present a proposal from the floor at the 2008 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than Mar. 3, 2008.

14. Q:	Who is the independent registered public accounting firm of the Company and how is it appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2006. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting. The Audit Committee of the Board of Directors has appointed, and is recommending the ratification by shareowners of its appointment of, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending Dec. 31, 2007.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q.	How can I obtain a copy of the Company’s Annual Report on Form 10-K?
A:	The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address shown at the top of the Notice of Annual Meeting.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2006 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2006 Annual Report and proxy statement. Upon written or oral request, the Company will mail a separate copy of the 2006 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was delivered. You may notify the Company of your request by calling or writing the Company’s Shareowner Services Department at the address or number shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, one director will be elected for a term expiring in 2008 and four directors will be elected for terms expiring in 2010. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are James A. Leach, for a term expiring in 2008; and Michael L. Bennett, Darryl B. Hazel, David A. Perdue and Judith D. Pyle for terms expiring in 2010. With the exception, of James A. Leach, each of the nominees is currently serving as a director of the Company. Each person elected as a director will serve until the Annual Meeting of Shareowners of the Company in 2008 or 2010, as applicable, or until his or her successor has been duly qualified and elected. Anthony R. Weiler will be retiring as a director at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2006), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

JAMES A. LEACH Age 64	Nominated Term expires in 2008
Former Congressman Leach has served as the John L. Weinberg Professor of Public and International Policy at the Woodrow Wilson School of Princeton University in Princeton, N.J. since 2007. Congressman Leach served as a member of the United States House of Representatives from the State of Iowa during the period of 1977 through 2006. He serves on the Board of Directors of United Fire and Casualty Company. Congressman Leach was originally identified as a nominee in 2006 by the Nominating and Governance Committee during the Committee’s search for an appropriate director candidate. If elected by the AEC shareowners at AEC’s Annual Meeting on May 10, 2007, then the Company expects that he will also be elected by AEC in its capacity as sole common shareowner to serve as our director and on the Boards of Directors of IPL and Resources commencing in 2007.

DARRYL B. HAZEL Age 58	Director since 2006 Nominated Term expires in 2010
Mr. Hazel has served as President of the Customer Service Division and Senior Vice President of Ford Motor Company, an automobile manufacturer, since March 2006. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; President of the Lincoln Mercury Division from August 2002 to April 2005; and General Manager of the Ford Customer Service Division from December 2001 to July 2002. Mr. Hazel was appointed a Director of the Company, AEC, IPL and Resources in September 2006. He was originally recommended as a nominee in 2006 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

MICHAEL L. BENNETT Age 53	Director since 2003 Nominated Term expires in 2010
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board for Terra Nitrogen GP Inc., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of AEC, IPL and Resources since 2003. Mr. Bennett is Chairperson of the Audit Committee.

DAVID A. PERDUE Age 57	Director since 2001 Nominated Term expires in 2010
Mr. Perdue is Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of AEC, IPL (or predecessor companies) and Resources since 2001.

JUDITH D. PYLE Age 63	Director since 1994 Nominated Term expires in 2010
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC and Resources since 1992 and of IPL (or predecessor companies) since 1998.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

WILLIAM D. HARVEY Age 57	Director since 2005 Term expires in 2008
Mr. Harvey has served as Chairman of the Board of the Company, AEC, IPL and Resources since February 2006. He has served as Chief Executive Officer of the Company and as the Chief Executive Officer of AEC, IPL and Resources since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of AEC, and Chief Operating Officer of the Company, IPL and Resources since January 2004. He served as President of the Company and as Executive Vice President – Generation for AEC, IPL and Resources from 1998 to January 2004.

SINGLETON B. MCALLISTER Age 54	Director since 2001 Term expires in 2008
Ms. McAllister has been a partner in the Washington D. C. law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. since July 2005. She previously served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She was previously a partner at Patton Boggs LLP, a Washington, D.C. law firm, from 2001 to 2003. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of AEC, IPL (or predecessor companies) and Resources since 2001. Ms. McAllister is Chairperson of the Compensation and Personnel Committee.

ANN K. NEWHALL Age 55	Director since 2003 Term expires in 2009
Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation, a cellular communications corporation located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. Ms. Newhall has served as a Director of AEC, IPL and Resources since 2003.

DEAN C. OESTREICH Age 54	Director since 2005 Term expires in 2009
Mr. Oestreich has served as President of Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since 2004. He previously served as Vice President and Business Director of North America from 2002 to 2004, Vice President and Director of Supply Management from 2001 to 2002 and Vice President and Director for Africa, Middle East, Asia and Pacific from 1999-2001. Mr. Oestreich has served as a Director of AEC, IPL and Resources since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

CAROL P. SANDERS Age 39	Director since 2005 Term expires in 2009
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. From 1999 to 2001, she served as Vice President and Treasurer of American Medical Security, Inc. located in Green Bay, Wis. Ms. Sanders has served as a Director of AEC, IPL and Resources since 2005.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on Alliant Energy’s Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from the Company’s Corporate Secretary. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, Alliant Energy, IPL and Resources.

Audit Committee

The Audit Committee held ten joint meetings in 2006. The Committee currently consists of M. L. Bennett (Chair), D. B. Hazel, A. K. Newhall, D. A. Perdue and C. P. Sanders. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Mr. Bennett and three additional Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five joint meetings in 2006. The Committee currently consists of S. B. McAllister (Chair), M. L. Bennett, D. B. Hazel and D. C. Oestreich. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance and determines and approves as a committee, or together with the other independent directors, the Chief Executive Officer’s compensation level based on the evaluation of the Chief Executive Officer’s performance. In addition, the Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. The Committee engages Towers Perrin as an outside compensation consultant to serve as an advisor in evaluating the compensation of our Chief Executive Officer, other named executive officers and our outside non-management directors. The Committee retains the authority to terminate the services of the outside compensation consultant. During 2006 and previously, Towers Perrin also served as the compensation consultant providing the Committee with executive management benchmarking and competitive compensation market reviews for the Chief Executive Officer and other named executive officer total compensation. Towers Perrin also assists the Committee in the design of short and long term incentive programs, and executive retirement programs as well as assisting management with the implementation of these programs. Towers Perrin’s services for management purposes are recommended and approved by the Chief Executive Officer, Vice President of Shared Services, Chief Human Resources Officer, and/or the Director of Executive, Board and Total Compensation. In the capacity as a consultant to management, Towers Perrin provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes.

A more complete description of the Committee’s practices, including the scope and authority of the Committee, the extent to which the Committee may delegate its authority, and the role of any executive officers in determining or recommending the amount of executive compensation, can be found in the Compensation Discussion and Analysis section of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee held four joint meetings in 2006. The Committee currently consists of A. R. Weiler (Chair), A. K. Newhall, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

In making recommendations of nominees to serve as directors to the Board of Directors, the Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three joint meetings in 2006. The Committee currently consists of D. C. Oestreich (Chair), S. B. McAllister, J. D. Pyle, C. P. Sanders and A. R. Weiler. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety-related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2006. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. A. Perdue. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2006. The Committee currently consists of M. L. Bennett, S. B. McAllister, D. C. Oestreich and A. R. Weiler. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

The Board of Directors held nine joint meetings during 2006. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served, except for Ms. Pyle, who attended 67% due to health related issues.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as Chief Executive Officer on an annual basis.

Board members are not expected to attend our annual meetings of shareowners. None of the Board members were present for our 2006 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on the Alliant Energy Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of ours.

•

A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us).

•

A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of ours but does not participate in such auditor’s audit, assurance or tax compliance practice.

•

A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of our present executives serve on that company’s compensation committee.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which our discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Perdue and Ms. Pyle serve as executive officers and/or directors of companies that are customers of our company or our public utility affiliates. These customer relationships do not constitute a material relationship under the standards cited above or the SEC rules governing related person transactions. Mr. Leach is a shareowner in an electrical supply company which has not done any business with our company or our public utility affiliates in a substantial number of years. However, each of these circumstances was evaluated under the applicable SEC rules and, in the case of Mr. Leach, the Federal Energy Regulatory Commission regulations. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, Perdue, Weiler and Leach and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term related person means any of our directors or executive officers, or nominee for director, and any member of the “immediate family” of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority;

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership ) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or hold another position in, the partnership; and

(iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Nominating and Governance Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Nominating and Governance Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, none of our directors engaged in a related person transaction in 2006 or has a related person transaction currently proposed.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee will be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Weiler is currently designated as the Lead Independent Director. Because Mr. Weiler will retire as a Director at the 2007 Annual Meeting, Mr. Bennett is expected to be appointed as the chairperson of the Nominating and Governance Committee and, therefore, assume the role of Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ Web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that applies to all employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as our Board of Directors. We make our Code of Conduct available, free of charge, on the Alliant Energy Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from our Corporate Secretary. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on the Alliant Energy Web site.

OWNERSHIP OF VOTING SECURITIES

All of our common stock is held by Alliant Energy. None of our directors or officers own any shares of our preferred stock. Listed in the following table are the number of shares of Alliant Energy’s common stock beneficially owned as of February 28, 2007 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors, and (3) all director nominees, directors and executive officers as of Dec. 31, 2006 as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of Alliant Energy common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of Alliant Energy common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	127,499	(3)
Erroll B. Davis, Jr.	112,019	(3)(4)
John E. Kratchmer	15,266	(3)
Eliot G. Protsch	153,669	(3)
Barbara J. Swan	51,992	(3)

Director Nominees
Michael L. Bennett	6,156	(3)
Darryl B. Hazel	2,075	(3)(6)
James A. Leach	-0-
David A. Perdue	10,326	(3)
Judith D. Pyle	15,046

Directors
William D. Harvey	235,866	(3)
Singleton B. McAllister	9,611	(3)
Ann K. Newhall	12,633	(3)
Dean C. Oestreich	8,712	(3)
Carol P. Sanders	2,998	(3)
Anthony R. Weiler	21,852	(3)(5)

All Executive Officers and Directors as a Group
17 people, excluding Mr. Davis	699,341	(3)

(1)	Total shares of Alliant Energy common stock outstanding as of Feb. 28, 2007 were 115,764,589.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,027 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 5,734, Mr. Harvey — 39,848, Mr. Hazel — 1,947, Ms. McAllister — 6,451, Ms. Newhall — 11,313, Mr. Oestreich — 7,712, Mr. Perdue — 10,326, Ms. Sanders—2,898, Mr. Weiler — 10,671, Mr. Protsch — 37,744, Mr. Aller — 7,172, Mr. Kratchmer – 6,918, Ms. Swan – 23,628 and Mr. Davis – 54,359 (all executive officers and directors as a group — 228,863); and stock options exercisable on or within 60 days of Feb. 28, 2007: Mr. Harvey —70,956, Mr. Protsch — 47,602 and Mr. Aller — 106,384 (all executive officers and directors as a group — 230,264).

(4)	Mr. Davis retired from the Company effective Feb. 1, 2006.

(5)	Mr. Weiler will retire as a director at the Alliant Energy 2007 Annual Meeting on May 10, 2007.

(6)	Mr. Hazel has pledged 100 shares in a margin account.

To our knowledge, no shareowner beneficially owned 5% or more of any class of our preferred stock as of Dec. 31, 2006. The following table sets forth information, as of Dec. 31, 2006, regarding beneficial ownership by the only persons known to Alliant Energy to own more than 5% of Alliant Energy’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	10,614,669	0	12,114,020	0	12,114,020	10.44%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

The following is a discussion and analysis with respect to the compensation paid by us, Alliant Energy and Alliant Energy’s other subsidiaries to our executive officers.

We are committed to implementing a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives will attract, retain and motivate a highly proficient workforce that will work in the interests of our shareowners and customers.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

•

Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

•

Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, we target the median (50th percentile) of base salaries paid by comparable companies.

•

Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation at comparable companies.

•

Executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of our common stock to align their interests with the interests of our shareowners.

Benchmarking

We utilize compensation data from comparable companies to assess our competitiveness in base salary and incentive compensation for all officer level positions and target the value of each component of compensation to the median level of comparable companies. The companies that we use for comparison consist of companies of similar revenue size as Alliant Energy’s both in the energy and utility industry as well as in general industry. We believe compensation programs at these comparable companies should serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2006 were drawn from Towers Perrin’s 2006 Energy Services Industry Executive Compensation Database, a survey of approximately 100 companies that includes compensation data from nearly all U.S. utilities. The general industry data were obtained from Towers Perrin’s 2006 Executive Compensation Database, a survey of over 820 companies. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis.

Compensation Consultant

To assist in establishing our compensation program, our Compensation and Personnel Committee of our Board of Directors, which we refer to as the Committee and which is comprised of the same directors as the Compensation and Personnel Committee of the Board of Directors of Alliant Energy, engages the services of Towers Perrin as the Committee’s outside compensation consultant. Towers Perrin provides assistance and serves as an advisor in evaluating the compensation of our non-management directors, the chief executive officer and the other executive officers; provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short-and long-term incentive programs and executive retirement programs; and provides technical considerations and actuarial services. We provide for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Perrin. The Committee retains the authority to retain and terminate the outside compensation consultant.

Roles of Executives in Establishing Compensation

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Perrin to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short-and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers at comparable companies. Total direct compensation of our executive officers includes a pay mix between base salary and incentive pay (both short-term and long-term) that is weighted such that targeted incentive pay accounts for 50-75% of total direct compensation.

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations. Base salaries represent 15-50% of our executive officers’ total direct compensation.

The Committee generally seeks to set base salaries for all executive officers at approximately the 50th percentile of salaries for similar positions at comparable companies. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her performance. Adjustments may be made in base salaries to keep current with comparable companies, to recognize outstanding individual performance or to recognize an increase in responsibility.

For 2006, aggregate base salaries for our executive officers were slightly below the median of similarly situated executives at comparable companies. Our below market positioning was due in part to fairly recent promotions of several executives including Mr. Harvey into the chief executive officer role in July 2005. The Committee set his base salary at that time at $700,000, below the median base salary for chief executive officers at comparable companies, in recognition of his recent promotion. When he became Chairman of the Board of Directors in February 2006, the Committee raised Mr. Harvey’s base salary to $750,000 in recognition of his additional responsibilities as Chairman. The Committee set his base salary at $810,000 for 2007.

The Committee adjusted base salaries in 2006 for our other named executive officers as reported in the Summary Compensation Table below based upon the review of market information on salaries of comparable companies. Mr. Protsch’s base salary was increased from $450,000 to $455,000. Ms. Swan’s base salary was increased from $315,000 to $345,000. Mr. Aller’s base salary was increased from $245,000 to $250,000. Mr. Kratchmer’s base salary was increased from $200,000 to $219,000. Each of the executive officers base salary increases were set to target their salaries to the median of similarly situated executive officers at comparable companies with the exception of Mr. Harvey, whose salary was below median as discussed above.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is Alliant Energy’s short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of Alliant Energy financial and strategic goals and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers. Our target MICP compensation represents 20-25% of our executive officers’ total direct compensation. This pay mix aligns with our desire to emphasize variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals.

The Committee seeks to set MICP payment levels at the median short-term incentive payments, measured as a percentage of base salary, for comparable positions at comparable companies. MICP targets in 2006 ranged from 90% of base salary for Mr. Harvey to 35% of base salary for other executive officers, with a maximum possible individual payout for all executive officers of two times the target percentage. The 2006 MICP targets were slightly below market due to Mr. Harvey’s recent promotion to chief executive officer. MICP targets represent the percentage of base salary that would be paid to the executive if the targeted company-wide performance goals were met and the targeted individual performance goals were met.

The Committee establishes threshold company-wide goals, which determine the funding level of an incentive pool. Earnings per share from continuing operations of Alliant Energy’s utilities determines the funding level of 85% of the incentive pool. For 2006, the threshold utility earnings per share was $2.15, the midpoint of our utility earnings per share guidance provided at the beginning of 2006. The utility earnings per share from continuing operations in 2006 was $2.21. If the earnings per share threshold is not met, then no incentives are paid under the MICP. If the earnings per share threshold is met, then the MICP is funded at a level determined by multiplying the corporate score, which is based on how well we did compared to our earnings per share threshold as well as whether we met our cash flow target, by the total aggregate target bonus amounts up to an established maximum funding amount. Cash flow from the utilities and our services company affiliate, Alliant Energy Corporate Services, Inc., determines funding for 15% of the incentive pool. The cash flow target for 2006 was $450 million and the level of cash flow achieved was $427 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow. The minimum funding level is 20% of the incentive pool target and the maximum funding level is 150%.

The Committee may exercise its discretion and waive the earnings per share threshold or cash flow target if they are not met. For 2006, the Committee exercised its discretion and waived the Alliant Energy cash flow performance measure for 2006 and funded the MICP at 150% of target. The only reason the cash flow performance measure was not attained in 2006 was because in December 2006, management used available cash to make discretionary pension plan contributions, which would have been required in 2007 through 2009. As a result of the discretionary pension plan contributions, the cash flow performance measure was not met and, without the waiver, the MICP would have been funded at 127.5%. The Committee granted this waiver in recognition of the discretionary pension plan contributions being voluntary and a good use of the cash held by Alliant Energy. As a result of the waiver, named executive officers received a larger MICP payment than they would have without the waiver. The differences between the MICP payments as a result of the waiver and what the MICP payments would have been without the waiver were: for Mr. Harvey, $151,875; for Mr. Protsch, $65,213; for Ms. Swan, $36,872; for Mr. Aller, $23,625; and for Mr. Kratchmer, $16,384.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. The Committee is presented with significant corporate goals for evaluation in conjunction with the establishment of individual performance goals for the chief executive officer and the other named executive officers. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The goals are weighted. Individual performance goals are designed to be achievable but substantially challenging.

Mr. Harvey’s performance goals for 2006 specifically included financial goals of earnings per share from utility continuing operations of $2.15, earning a targeted return on equity at each utility and achieving cash flow of $450 million. In addition, Mr. Harvey’s goals included asset sale execution goals consistent with our strategic plan. These financial goals were weighted at 70%. Corporate well-being goals included achieving safety, employee engagement and diversity goals, weighted at 30%. The Committee determined that Mr. Harvey met his goals at a level of 100%.

Mr. Protsch’s goals for 2006 included the same financial goals as Mr. Harvey. In addition, Mr. Protsch had financial goals related to the performance of business units under his control. These financial goals were weighted at 70%. Mr. Protsch also had internal performance goals for the finance divisions he oversees, weighted at 15% in addition to corporate well-being goals weighted at 15%. Mr. Protsch achieved his goals at 98%.

Ms. Swan’s financial goals for 2006 included completion of asset divestitures consistent with our strategic plan, achieving a targeted return on equity for our company, and achieving regulatory outcomes to enhance financial performance of our company. These financial goals were weighted at 70%. She also had customer service and customer satisfaction benchmarks with a 15% weighting and corporate well-being goals, including employee engagement and diversity goals, weighted at 15%. Ms. Swan achieved her goals at 95%.

Mr. Aller’s financial goals for 2006 included earning a targeted return on equity at our Iowa utility affiliate, achieving a specified earnings per share target, meeting benchmarks from certain utility functions, and meeting certain financial targets related to our non-regulated transportation operations. These financial goals were weighted at 60%. Mr. Aller also had goals to achieve specified customer service and reliability standards, weighted at 25%. His corporate well-being goals included diversity, safety, employee engagement and leadership benchmarks, weighted at 15%. Mr. Aller achieved his goals at 105%.

Mr. Kratchmer’s financial goals for 2006 were to execute tax planning strategies and to evaluate and use key process inputs to develop reporting and tracking enhancements. These financial goals were weighted at 40%. He also had an internal customer satisfaction goal to provide appropriate support to the organization measured by customer satisfaction surveys. This customer goal was weighted at 30%. His corporate well-being goals included implementing and administering a financial employee development program and diversity goals. These goals were weighted at 30%. Mr. Kratchmer achieved his goals at 95%.

The level of individual performance as compared to the individual performance goals is factored into individual award amounts after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee.

Long-Term Incentives

Alliant Energy awards long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of Alliant Energy shareowners by compensating executive officers for long-term achievement of financial goals. Long-term incentive compensation takes the form of equity awards granted under Alliant Energy’s 2002 Equity Incentive Plan. Long-term incentive compensation is targeted at 30-50% of our executive officers’ total direct compensation and, along with the MICP, further emphasizes variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals.

Alliant Energy determines the amount of equity awards to our executive officers by setting a dollar value as a percentage of base salary at the level it believes appropriate based on the long-term incentives comparable companies provide, individual performance of the executive officer and internal equity among our executives. Alliant Energy then grants the number of shares of its common stock necessary to reach that dollar value based on the fair market value of its share price on the grant date. The levels in 2006 were 200% for Mr. Harvey, 120% for Mr. Protsch, 100% for Ms. Swan, 60% for Mr. Aller and 50% for Mr. Kratchmer. The long-term incentive targeted payout amounts were benchmarked to the median of comparable companies as to their levels paid.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe the use of these two components of long-term equity compensation provides incentives for our executive officers to produce value for Alliant Energy shareowners and our shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock vests if Alliant Energy’s earnings per share grows at a specified level of 5% compounded year-over-year growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on Alliant Energy’s total shareowner return as compared to a specified peer group, which rewards relative long-term growth and total shareowner return.

The Committee approves the value of the long-term equity awards prior to the grant date. The grant date of the awards made to our executive officers is the first business day of the year, which maximizes the time period for the incentives associated with the awards. The grant price used for accounting purposes is fair market value of Alliant Energy’s common stock on the grant date.

Long-term equity awards granted in 2006 consisted of 60% performance contingent restricted stock and 40% performance shares.

The vesting of the performance contingent restricted stock granted in 2006 is based on Alliant Energy’s earnings per share growth. Specifically, performance contingent restricted stock vests if Alliant Energy achieves earnings per share of $2.68, which represents a 16% growth in earnings per share from 2005, within a four year period. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the earnings per share target is not met at the end of the four-year mark.

The payout of performance shares granted in 2006 is based on Alliant Energy’s total shareowner return over three years. Performance shares will provide a 100% payout, or target payout, if Alliant Energy’s relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The S&P Midcap Utilities Index was the peer group used for the 2006 grants of performance shares.

Performance share payouts are capped at 200% of the target payout if Alliant Energy’s total shareowner return is at or above the 90th percentile of the total shareowner return of Alliant Energy’s peer group. The payout would be 50% of the target payout if Alliant Energy’s total shareowner return was in the 40th percentile of the total shareowner return of Alliant Energy’s peer group. There would be no payout if Alliant Energy’s total shareowner return fell below the 40th percentile of Alliant Energy’s peer group. Performance shares allow the executive to receive a payment in shares of Alliant Energy’s common stock or in cash equal to the number of shares awarded, adjusted by the performance multiplier. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

In 2007, the Committee determined that Alliant Energy achieved the performance levels for the performance shares granted in 2004. Alliant Energy’s relative total shareowner return performance for the three years ended Dec. 31, 2006 was at the 69th percentile. Due to the total shareowner return goal being achieved, we had a performance share payout of 147.5% of target for the 2004 grant. Also in 2007, following the confirmation from Alliant Energy’s audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2005 vested due to the successful achievement of Alliant Energy’s long-term goal of earnings per share growth targets after two years. Alliant Energy’s 2005 earnings per share growth goal was $2.13. Alliant Energy’s adjusted earnings per share from continuing operations for the year ended Dec. 31, 2006 was $2.20.

Alliant Energy no longer grants stock options as incentive compensation. We determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of our shareowners because fewer shares need be granted. Alliant Energy’s last stock options were granted in 2004 and expire in 2014.

Other Benefits

Alliant Energy also offers benefit programs to our executive officers with a focus towards their retirement. These plans include 401(k), deferred compensation and pension benefits. These plans are designed to be competitive in the market in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same market benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on an annual basis to determine effectiveness and identify any necessary changes. These retirement related benefit plans were all reviewed during 2006 by the Committee with no changes implemented. A brief description of the plans follows.

401(k) Plan

Our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy 401(k) Plan. Alliant Energy matches $0.50 on the dollar for the first six percent of compensation deferred by the employee up to the IRS maximum.

Key Employee Deferred Compensation Plan

The Alliant Energy Key Employee Deferred Compensation Plan, or KEDCP, enables participants to defer up to 100% of base salary and annual incentive awards earned on a pre-tax basis and to receive earnings on the deferrals until the date of distribution. The KEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the KEDCP are held in a rabbi trust. Alliant Energy offers the KEDCP as part of the executive’s competitive compensation package and believes it is in line with offerings from comparable companies. See “Nonqualified Deferred Compensation” below for more information regarding the KEDCP.

Cash Balance Pension Plan

Our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. It is consistent with benefits that have been provided by other comparable companies. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Supplemental Executive Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in Alliant Energy’s unfunded Supplemental Executive Retirement Plan, or SERP. Alliant Energy provides the SERP as an incentive for key executives to remain in our service by providing additional retirement compensation that is payable only if the executive remains with us until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Ms. Swan, receive individually owned life insurance policies. Alliant Energy pays the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

Alliant Energy provides our officers, including our named executive officers, with a Flexible Perquisite Program. The program provides a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The

Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by comparable companies. The last review took place at our joint December 2006 Committee meeting at which the Committee determined that the Flexible Perquisite Program was comparable to similar programs at comparable companies and should continue as a component of total executive compensation. The Committee set the Flexible Perquisite Program funding amounts at $26,000 for Mr. Harvey, $20,000 for Mr. Protsch, $17,500 for Ms. Swan, $14,000 for Mr. Aller and $11,000 for Mr. Kratchmer. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining employees.

Post-Termination Compensation

KEESAs

Alliant Energy currently has in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of Alliant Energy so that executives can remain focused on our business without undue personal concern. Alliant Energy recognizes that circumstances may arise in which it may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of our company and Alliant Energy and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control of Alliant Energy for Mr. Harvey, Mr. Protsch or Ms. Swan and two years for Mr. Aller or Mr. Kratchmer, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” The cash termination benefit under the KEESA is three times base salary and target bonus for Mr. Harvey, Mr. Protsch and Ms. Swan and two times base salary and target bonus for Mr. Aller and Mr. Kratchmer.

The KEESAs for Mr. Aller and Mr. Kratchmer provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if any payments constitute an excess parachute payment, Alliant Energy will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

In consideration of the KEESA benefits, the executive agrees not to compete with Alliant Energy for a period of one year after the executive leaves Alliant Energy and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by Alliant Energy. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. All executive officer severance packages are approved by the Alliant Energy Compensation Committee.

Employment Agreements

Alliant Energy no longer has any employment agreements with our executive officers. Alliant Energy entered into an employment agreement with Mr. Davis to ensure the retention of his executive and industry experience during a period of our growth and diversification strategy. Upon Mr. Davis’ retirement on Feb. 1, 2006, this agreement expired. See footnote (9) to the Summary Compensation Table for further explanation of this agreement.

Share Ownership Guidelines

Alliant Energy established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares of Alliant Energy common stock for Mr. Harvey, 36,000 shares for Mr. Protsch and Ms. Swan and 12,000 shares for Messrs. Aller and Kratchmer. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. Alliant Energy monitors each officer’s progression towards achievement of these guidelines on a semi-annual basis.

The share ownership guidelines have an impact upon the payout of awards by Alliant Energy for performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of Alliant Energy common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our named executive officers have met their share ownership guidelines. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under FAS123(R).

At this time, plan compliance under Internal Revenue Code Section 409A has been extended to January 1, 2008. We have engaged outside legal counsel to assist in conducting a preliminary review and analysis of our executive compensation plans for impending changes as a result of Section 409A. We expect this review to be completed in 2007 and any necessary plan modifications required for compliance to be recommended to the Committee for approval and implementation effective January 1, 2008.

The Public Service Commission of Wisconsin recently allowed us to recover from customers portions of our incentive compensation payments attributable to customer service and reliability goals. We plan to structure our compensation program to take advantage of this allowed recovery.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. This includes base salary, short-term incentive compensation; long-term incentive compensation; accumulated realized and unrealized stock option and restricted stock gains; the dollar value to the executive and cost to us of all perquisites and other personal benefits; the earnings and accumulated payout obligations under our non-qualified deferred compensation program; the actual projected payout obligations under our supplemental retirement income plan; and potential severance and change-in-control compensation scenarios. A tally sheet setting forth all the above components was prepared and reviewed by the Committee affixing dollar amounts under various payout scenarios.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently composed of four independent directors. The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executive officers, evaluates executive officer performance, and considers related matters. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management Directors.

The Committee has reviewed and discussed the Compensation and Discussion and Analysis with our Audit Committee and our management. Based on the Committee’s reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2006, for filing with the SEC.

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for our executive officers. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for our company.

COMPENSATION AND PERSONNEL COMMITTEE

Singleton B. McAllister (Chairperson)

Michael L. Bennett

Darryl B. Hazel

Dean C. Oestreich

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer, our next three highest paid executive officers and our former chairman for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries in 2006. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2006	$745,192	$151,875	$2,398,279	$32,148	$860,625	$689,334	$162,962	$5,040,415
Eliot G. Protsch Chief Financial Officer	2006	$454,519	$65,213	$1,263,614	$17,856	$369,540	$191,983	$109,941	$2,472,666
Barbara J. Swan President	2006	$342,116	$36,872	$821,333	$13,816	$208,941	$123,800	$57,299	$1,604,177
Thomas L. Aller Senior Vice President Energy Delivery	2006	$249,523	$23,625	$458,293	$9,356	$133,875	$188,916	$28,179	$1,091,767
John E. Kratchmer Vice President Customer Service Operations-East (8)	2006	$217,180	$16,384	$278,438	$4,392	$92,842	$50,971	$22,610	$682,817
Erroll B. Davis, Jr. (9)	2006	$153,824	$0	$1,785,237	$69,013	$104,000	$542,920	$177,287	$2,832,281

(1)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of Alliant Energy common stock acquired by the named executive officers in Alliant Energy’s Key Employee Deferred Compensation Plan Stock Account: Mr. Harvey $7,442 or 217 shares.

(2)

The amounts in this column represent the difference between the amounts the named executive officers received under Alliant Energy’s Management Incentive Compensation Plan, or MICP, for 2006 as a result of the waiver by the Compensation and Personnel Committee of the cash flow performance measure and what the amounts received under the MICP for 2006 would have been without the waiver. See “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives” for more information regarding this waiver.

(3)

The amounts in this column reflect the dollar amount that Alliant Energy recognized for financial statement reporting purposes for the fiscal year ended Dec. 31, 2006, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2006 included in Alliant Energy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on Mar. 1, 2007.

(4)

The amounts in this column reflect the dollar amount that Alliant Energy recognized for financial statement reporting purposes for the fiscal year ended Dec. 31, 2006, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2006 included in Alliant Energy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on Mar. 1, 2007. Alliant Energy stock option awards granted on Jan. 2, 1996 expired and were canceled as of Jan. 2, 2006 for the following individuals in the amounts shown: Mr. Harvey, 4,650; Mr. Protsch, 4,650; Ms. Swan, 2,700; and Mr. Davis, 12,600.

(5)	The amounts in this column represent cash amounts received by the executive officers under Alliant Energy’s MICP for services performed in 2006 that were paid in 2007.

(6)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by us determined using the assumptions set forth in footnote (1) to the Pension Benefits table below, which may include amounts the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%). The following represents the breakdown for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $668,000/$21,334; Protsch, $171,000/$20,983; Swan, $122,000/$1,800; Mr. Aller, $188,000/$916; Mr. Kratchmer, $49,000/$1,971; and Mr. Davis, $484,000/$58,920.

(7)	The table below shows the components of the compensation reflected under this column for 2006:

Name	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total

William D. Harvey	$21,435	$11,221	$40,839	$5,821	$83,646	$162,962
Eliot G. Protsch	$19,416	$9,772	$31,801	$5,748	$43,204	$109,941
Barbara J. Swan	$20,866	$6,600	$8,339	$5,538	$15,956	$57,299
Thomas L. Aller	$15,088	$6,600	$767	$0	$5,724	$28,179
John E. Kratchmer	$11,918	$6,504	$671	$0	$3,517	$22,610
Erroll B. Davis, Jr.	$10,208	$2,431	$94,549	$17,647	$52,452	$177,287

(a)	Consists of allowance pursuant to Alliant Energy’s Flexible Perquisite Program that may be utilized for automobile allowance; financial planning and legal services; and club memberships. This amount also includes Alliant Energy contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan.
(i)	For Mr. Harvey, $12,000 of his perquisite allowance was for automobile allowance.
(ii)	No other named executive officer had a single perquisite item in excess of $10,000.
(b)	Matching contributions to 401(k) Savings Plan and the Key Employee Deferred Compensation Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Davis only, financial planning and legal services.
(e)	Dividends earned in 2006 on unvested shares of Alliant Energy restricted stock.

(8)	In 2006, Mr. Kratchmer served in the capacity of Vice President – Controller and Chief Accounting Officer. On Jan. 1, 2007, he was elected Vice President – Customer Service Operations-East.

(9)

Mr. Davis was Chairman from Jan. 1, 2006 until his retirement on Feb. 1, 2006. The amounts listed in the table exclude amounts paid to Mr. Davis in 2006 under the Unfunded Excess Plan and Unfunded Executive Tenure Compensation Plan as more fully described under “Pension Benefits” below. Mr. Davis’ position as Chairman of the Board was subject to an employment agreement with Alliant Energy, pursuant to which he would serve as the Chairman of Alliant Energy until the expiration of the term of the agreement on the date of Alliant Energy’s 2006 Annual Meeting, but no later than May 30, 2006. In addition, he was to serve as the Chief Executive Officer of Alliant Energy during the term of the agreement unless otherwise determined by the Board of Directors. Pursuant to the employment agreement, Mr. Davis was paid an annual base salary of not less than $750,000. Mr. Davis retired and resigned from his position as Chairman of the Board effective Feb. 1, 2006. Under the employment agreement, Mr. Davis was afforded the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) at least equal to other executive officers and receive supplemental retirement benefits (including continued participation in the Alliant Energy Corporation Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. In conjunction with Mr. Davis’ retirement, for purposes of the Alliant Energy’s Supplemental Executive Retirement Plan described in detail under “Pension Benefits,” (i) Mr. Davis will be deemed to have been paid an annual bonus for 2003 of $595,539 (the amount that he would have received had he been eligible for such a bonus for such year), no bonus for 2005, and a pro-rata bonus of $104,000 for 2006, which is reported in the Summary Compensation Table. A special calculation will apply to protect the dollar amount that Mr. Davis could have been paid on May 1, 2003 if he had retired on April 30, 2003. Mr. Davis generally has been deemed to be a retiree not subject to the early commencement reduction factors that would otherwise apply. For purposes of the Alliant Energy Executive Tenure Compensation Plan, the Board of Directors determined to treat Mr. Davis as an eligible retiree at the termination of his employment, regardless of the circumstances other than death. The voluntary retirement of Mr. Davis was considered a termination of employment without good reason prior to the end of the term of the employment agreement. Therefore, Alliant Energy paid Mr. Davis all compensation earned through Feb. 1, 2006 (including previously deferred compensation and pro rata short-term incentive compensation of $104,000 based upon the maximum potential award).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that Alliant Energy granted to our named executive officers in 2006.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock Awards(5)
			Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
William D. Harvey	1/3/2006(2)	11/29/2005				15,966	31,931	63,862	$899,975
	1/3/2006(3)	11/29/2005					21,288		$600,002
		2/6/2006	$135,000	$675,000	$1,350,000
Eliot G. Protsch	1/3/2006(2)	11/29/2005				5,650	11,300	22,600	$318,491
	1/3/2006(3)	11/29/2005					8,072		$227,509
		2/6/2006	$59,150	$295,750	$591,500
Barbara J. Swan	1/3/2006(2)	11/29/2005				3,672	7,344	14,688	$206,991
	1/3/2006(3)	11/29/2005					4,896		$137,994
		2/6/2006	$34,500	$172,500	$345,000
Thomas L. Aller	1/3/2006(2)	11/29/2005				1,552	3,104	6,208	$87,486
	1/3/2006(3)	11/29/2005					2,217		$62,486
		2/6/2006	$20,000	$100,000	$200,000
John E. Kratchmer	1/3/2006(2)	11/29/2005				1,166	2,331	4,662	$65,699
	1/3/2006(3)	11/29/2005					1,554		$43,799
		2/6/2006	$15,330	$76,650	$153,300
Erroll B. Davis, Jr.(6)	1/3/2006(2)	11/29/2005				16,605	33,209	66,418	$935,996
	1/3/2006(3)	11/29/2005					22,139		$623,988
		2/6/2006		$104,000

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under the MICP for 2006 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. Payments earned for 2006 under the MICP are shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares of Alliant Energy common stock that Alliant Energy awarded in 2006 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

Represents the number of shares of Alliant Energy performance contingent restricted stock that Alliant Energy awarded in 2006 to the named executive officers under the 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.”

(4)	Performance contingent restricted stock awards granted in 2006 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123(R).

(6)

Because Mr. Davis is no longer actively employed by Alliant Energy, the final amount of his performance share and performance contingent restricted stock awards will be prorated in accordance with the terms of the agreements for such awards to reflect the interval of time from Jan. 1, 2006 to Feb. 1, 2006 that he was included on Alliant Energy’s payroll.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding Alliant Energy stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)

William D. Harvey	21,798		$31.54	1/2/2011
	26,642		$27.79	5/16/2012
	26,642		$16.82	1/21/2013
	33,959	16,979	$24.90	1/2/2014
	15,011	7,505	$25.93	2/9/2014
					4,319	$163,130			(4)
					36,732	$1,387,368			(5a)
							11,445	$432,278	(6)
							5,041	$190,399	(7)
							11,138	$420,682	(8)
							15,561	$587,739	(9)
							22,008	$831,242	(10)
							31,931	$1,206,034	(11)
Eliot G. Protsch	7,071		$29.88	6/1/2009
	21,063		$28.59	1/19/2010
	11,798		$31.54	1/2/2011
	26,642		$27.79	5/16/2012
	16,642		$16.82	1/21/2013
	10,733	10,366	$24.90	1/2/2014
	6,598	3,299	$25.93	2/9/2014
					4,319	$163,130			(4)
					18,366	$693,684			(5b)
							6,987	$263,899	(6)
							2,221	$83,887	(7)
							7,293	$275,457	(8)
							9,509	$359,155	(9)
							8,345	$315,191	(10)
							11,300	$426,801	(11)
Barbara J. Swan	5,861		$31.56	7/1/2008
	15,732		$29.88	6/1/2009
	19,473		$28.59	1/19/2010
	20,212		$31.54	1/2/2011
	24,705		$27.79	5/16/2012
	18,945	9,473	$24.90	1/2/2014
	2,405	1,203	$25.93	2/9/2014
					4,319	$163,130			(4)
							6,385	$241,161	(6)
							809	$30,556	(7)
							4,773	$180,276	(8)
							6,669	$251,888	(9)
							5,062	$191,192	(10)
							7,344	$277,383	(11)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)

Thomas L. Aller	10,063		$29.81	8/21/2008
	13,255		$29.88	6/1/2009
	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	12,511	6,256	$24.90	1/2/2014
	1,925	962	$25.93	2/9/2014
							4,417	$166,830	(6)
							647	$24,437	(7)
							2,785	$105,189	(8)
							3,458	$130,609	(9)
							2,292	$86,569	(10)
							3,104	$117,238	(11)
John E. Kratchmer	6,007		$31.56	7/1/2008
	6,681		$29.88	6/1/2009
	6,664		$28.59	1/19/2010
	7,926		$31.54	1/2/2011
		3,307	$24.90	1/2/2014
	215	107	$25.93	2/9/2014
							2,600	$98,202	(6)
							67	$2,531	(7)
							1,515	$57,222	(8)
							2,470	$93,292	(9)
							1,607	$60,696	(10)
							2,331	$88,042	(11)
Erroll B. Davis, Jr.							33,012	$1,246,863	(6)a
							3,008	$113,612	(7)b
							23,639	$892,845	(8)c
							33,027	$1,247,430	(9)d
							22,887	$864,442	(10)e
							33,209	$1,254,304	(11)f

(1)	The exercise price for all stock option grants is the fair market value of Alliant Energy’s common stock on the date of grant.

(2)	The value of unvested shares is calculated by using the closing price of Alliant Energy’s common stock of $37.77 on Dec. 29, 2006.

(3)

This column reports dollar amounts that would be received for the equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4)	Time-based restricted stock granted on Jan. 30, 2004. The award vested on Jan. 30, 2007 based on performance through Dec. 31, 2006.

(5a)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/40%/40% per year in 3rd/4th/5th years.

(5b)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/30%/50% per year in 3rd/4th/5th years.

(6)	Performance shares granted on Jan. 2, 2004. Vesting occurs if the performance criterion is met in 3 years.

(7)	Performance shares granted on Feb. 9, 2004. Vesting occurs if the performance criterion is met in 3 years.

(8)	Performance contingent restricted stock granted on Jan. 3, 2005. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(9)	Performance shares granted on Jan. 3, 2005. Vesting occurs if the performance criterion is met in 3 years.

(10)	Performance contingent restricted stock granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(11)	Performance shares granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 3 years.

Mr. Davis receives a prorated award pursuant to the terms of the performance contingent restricted stock agreement and performance share agreement provided as a part of the awards previously made:

(a)	If the performance criterion is met, Mr. Davis’ award will be prorated at 25/36 or 22,925 shares.

(b)	If the performance criterion is met, Mr. Davis’ award will be prorated at 25/36 or 2,089 shares.

(c)	If the performance criterion is met, Mr. Davis’ award will be prorated by a fraction the numerator of which is 13 and the denominator of which is 24, 36 or 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

(d)	If the performance criterion is met, Mr. Davis’ award will be prorated at 13/36 or 11,926 shares.

(e)	If the performance criterion is met, Mr. Davis’ award will be prorated by a fraction the numerator of which is 1 and the denominator of which is 24, 36 or 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

(f)	If the performance criterion is met, Mr. Davis’ award will be prorated at 1/36 or 922 shares.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the Alliant Energy stock options exercised by our named executive officers in 2006 and Alliant Energy stock awards vested for the named executive officers during 2006.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise ( # )	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting ( # )	Value Realized on Vesting ($)(2)(3)

William D. Harvey	54,640	$342,591	Performance Shares	24,317	$930,302
			Performance Contingent Restricted Stock	11,221	$470,341

Eliot G. Protsch	56,506	$534,042	Performance Shares	13,582	$519,606
			Performance Contingent Restricted Stock	7,348	$307,985

Barbara J. Swan	19,520	$238,556	Performance Shares	10,611	$405,956
			Performance Contingent Restricted Stock	4,809	$201,574

Thomas L. Aller	0	$0	Performance Shares	7,469	$285,761
			Performance Contingent Restricted Stock	2,806	$117,607

John E. Kratchmer	27,581	$301,771	Performance Shares	3,934	$150,498
			Performance Contingent Restricted Stock	1,526	$63,967

Erroll B. Davis, Jr.	812,406	$7,655,025	Performance Shares	36,895	$1,411,529
			Performance Contingent Restricted Stock	12,900	$540,721

(1)

Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Alliant Energy’s common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by multiplying the vested number of the 2004 performance shares by the market price of Alliant Energy’s common stock on Dec. 29, 2006–$37.94, plus dividend equivalents on such shares; and the amount calculated by multiplying the number of vested shares of the 2005 performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the market price of Alliant Energy’s common stock on Mar. 2, 2007–$41.91. For Mr. Davis, the performance share and performance contingent restricted stock amounts have been prorated.

(3)

Executive officers receiving a payout of their performance shares awarded in 2004 for the performance period ending Dec. 31, 2006 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2006 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Alliant Energy Unfunded Excess Plan and the Alliant Energy Supplemental Executive Retirement Plan, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service ( # )	Present Value of Accumulated Benefit ( $ ) (1)	Payments During 2006 ( $ )
William D. Harvey	Cash Balance Plan	19.2	$541,000	$0
	Excess Plan	19.2	$1,036,000	$0
	SERP	19.2	$1,861,000	$0
		Total	$3,438,000	$0
Eliot G. Protsch	Cash Balance Plan	26.9	$584,000	$0
	Excess Plan	26.9	$610,000	$0
	SERP	26.9	$1,711,000	$0
		Total	$2,905,000	$0
Barbara J. Swan	Cash Balance Plan	17.8	$456,000	$0
	Excess Plan	17.8	$256,000	$0
	SERP	17.8	$2,167,000	$0
		Total	$2,879,000	$0
Thomas L. Aller	Cash Balance Plan	13.3	$125,000	$0
	Excess Plan	13.3	$8,000	$0
	SERP	13.3	$1,348,000	$0
		Total	$1,481,000	$0
John E. Kratchmer	Cash Balance Plan	21.7	$184,000	$0
	Excess Plan	21.7	$37,000	$0
	SERP	21.7	$102,000	$0
		Total	$323,000	$0
Erroll B. Davis, Jr.	Cash Balance Plan	27.1	$1,033,000	$71,000
	Excess Plan	27.1		$3,007,000
	SERP	27.1	$5,517,000	$0
	Executive Tenure Plan	27.1	$1,412,000	$63,000
		Total	$7,962,000	$3,141,000

(1)

The actuarial values of the accumulated plan benefits were calculated using the unit credit valuation method and the following assumptions, among others: that the participant retires at age 62; that the benefit calculation date is Sept. 30, 2006, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 5.85% (compared to 5.5% as of Sept. 30, 2005); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 6-year projection; that the form of payment is 70% lump sum and 30% annuity; and for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that Alliant Energy maintains. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of our named executive officers participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, the benefits for all of our named executive officers, with the exception of Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below. Future pension plan accruals will cease as of Aug. 1, 2008. This “freeze” will apply to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Thereafter, active participants will receive enhanced benefits under our 401(k) plan.

WP&L Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this formula are Messrs. Davis, Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Mr. Harvey and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Mr. Kratchmer. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the regular Pension Plan formula is expected to apply to him.

The benefit formula for Mr. Kratchmer for service until the Aug. 1, 2008 freeze date is generally the benefit he had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the highest thirty-six months of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Unfunded Excess Plan — Alliant Energy maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation. Upon Mr. Davis’ retirement on Feb. 1, 2006, his vested benefit had a lump sum value of $3,003,018. A portion of Mr. Davis’ benefit was paid on Feb. 1, 2006, and the remaining balance was paid on Aug. 1, 2006.

Unfunded Executive Tenure Compensation Plan — Alliant Energy maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in Alliant Energy’s service by providing additional compensation that is payable only if the executive remains with Alliant Energy until retirement (or other termination if approved by the Board of Directors of Alliant Energy). Any participant in the Plan must be approved by the Alliant Energy’s Board of Directors. Mr. Davis was the only participant in the Plan as of Dec. 31, 2006. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Alliant Energy Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $184,620 commenced to Mr. Davis as of Sept. 1, 2006.

Supplemental Executive Retirement Plan — Alliant Energy maintains an unfunded Supplemental Executive Retirement Plan, or SERP, to provide incentive for key executives to remain in Alliant Energy’s service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board of Directors of Alliant Energy.

For Messrs. Davis, Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Mr. Harvey and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with Alliant Energy after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service with Alliant Energy and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of up to 10 years, or in monthly installments for 18 years.

For Mr. Kratchmer, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or in monthly installments for 18 years.

For Messrs. Harvey and Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Mr. Kratchmer, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by Alliant Energy, payable for the remainder of the 12 year period. For Messrs. Harvey and Protsch and Ms. Swan, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary.

Upon Mr. Davis’ retirement on Feb. 1, 2006, his SERP benefit had a lump sum value of $5,517,280 that was paid to him on Jan. 1, 2007.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information for each of our named executive officers with respect to the Alliant Energy Key Employee Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2006 ( $ )		Registrant Contributions in 2006 ( $ ) (4)	Aggregate Earnings in 2006 ( $ ) (5)	Aggregate Balance at December 31, 2006 ( $ )

William D. Harvey	$7,442	(1)	$4,621	$518,530	$3,383,682

Eliot G. Protsch	$4,544	(1)	$3,172	$500,058	$3,271,097

Barbara J. Swan	$36,500	(2)	$0	$255,091	$1,260,050

Thomas L. Aller	$0		$0	$80,046	$407,975

John E. Kratchmer	$58,363	(3)	$3,474	$48,416	$397,968

Erroll B. Davis, Jr.	$0		$0	$849,859	$6,677,149

(1)	The amounts reported are also reported under the “Salary” heading in the Summary Compensation Table.

(2)	Ms. Swan deferred a portion of her 2005 bonus award that was paid in March 2006.

(3)

The amount includes $43,363 that is also reported under the “Salary” heading in the Summary Compensation Table. Mr. Kratchmer deferred the balance of this amount from his 2005 bonus award that was paid in March 2006.

(4)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(5)

The following portions of the amounts reported in this column, which represent above-market interest on deferred compensation, are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table: Mr. Harvey–$21,334, Mr. Protsch–$20,983, Ms. Swan–$1,800, Mr. Aller–$916, Mr. Kratchmer–$1,971 and Mr. Davis–$58,920. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25% in the case of the Alliant Energy Deferred Compensation Plan and 9.0% in the case of a frozen benefit in the IP&L Deferred Compensation Plan in which only Mr. Kratchmer is a participant) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%).

Alliant Energy maintains a Key Employee Deferred Compensation Plan, or KEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to Alliant Energy’s 401(k) plan may receive an additional credit to the KEDCP. The credit will be equal to 50% of the lesser of (a) the amount contributed to Alliant Energy’s 401(k) plan plus the amount deferred under the KEDCP or (b) 6% of base salary reduced by the amount of any matching contributions in Alliant Energy’s 401(k) plan. The participant may elect to have his or her deferrals credited to an Interest Account or an Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Alliant Energy Stock Account are treated as though invested in Alliant Energy common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The shares of Alliant Energy common stock identified as obligations under the KEDCP are held in a rabbi trust. Payments from the KEDCP may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by the chief executive officer of Alliant Energy. Messrs. Harvey, Protsch and Aller and Kratchmer and Ms. Swan are participants in the KEDCP. Prior to his retirement, Mr. Davis was a participant in the KEDCP and he will receive distributions from the KEDCP in accordance with his prior elections.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of Alliant Energy. The estimated amount of compensation payable to each of our named executive officers (other than Mr. Davis) in each situation is listed in the tables below assuming that the termination and/or change in control of Alliant Energy occurred at Dec. 29, 2006 and that Alliant Energy common stock is valued at $37.77, which was the closing market price for Alliant Energy common stock on Dec. 29, 2006. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$750,000	$—	$4,275,000
Life, Medical, Dental Insurance Continuation	$—	$—	$6,828	$—	$163,487
Lump Sum SERP	$—	$—	$—	$—	$1,132,000
Unvested Stock Options	$307,379	$307,379	$307,379	$307,379	$307,379	*
Unvested Restricted Stock	$1,550,498	$1,550,498	$1,550,498	$1,550,498	$1,550,498	*
Unearned Performance Contingent Restricted Stock	$836,294	$836,294	$836,294	$836,294	$836,294	*
Unearned Performance Shares	$1,416,513	$1,416,513	$1,416,513	$1,416,513	$1,416,513	*
Outplacement Services	$—	$—	$10,000	$—	$75,000
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$3,852,378	*
Life Insurance Proceeds	$2,040,012	$—	$—	$—	$—
Total Pre-tax Benefit	$6,150,696	$4,110,684	$4,877,512	$4,110,684	$13,633,549

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of Alliant Energy regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$455,000	$—	$2,252,250
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$148,951
Lump Sum SERP	$—	$—	$—	$—	$3,844,000
Unvested Stock Options	$172,471	$172,471	$172,471	$172,471	$172,471	*
Unvested Restricted Stock	$856,814	$856,814	$856,814	$856,814	$856,814	*
Unearned Performance Contingent Restricted Stock	$433,059	$433,059	$433,059	$433,059	$433,059	*
Unearned Performance Shares	$729,490	$729,490	$729,490	$729,490	$729,490	*
Outplacement Services	$—	$—	$10,000	$—	$45,500
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$2,620,381	*
Life Insurance Proceeds	$1,943,714	$—	$—	$—	$—

Total Pre-tax Benefit	$4,135,548	$2,191,834	$2,665,759	$2,191,834	$11,127,916

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of Alliant Energy regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$345,000	$—	$1,552,500
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$78,564
Lump Sum SERP	$—	$—	$—	$—	$821,000
Unvested Stock Options	$136,161	$136,161	$136,161	$136,161	$136,161	*
Unvested Restricted Stock	$163,130	$163,130	$163,130	$163,130	$163,130	*
Unearned Performance Contingent Restricted Stock	$275,877	$275,877	$275,877	$275,877	$275,877	*
Unearned Performance Shares	$532,104	$532,104	$532,104	$532,104	$532,104	*
Outplacement Services	$—	$—	$10,000	$—	$34,500
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$1,356,559	*
Life Insurance Proceeds	$372,901	$—	$—	$—	$—

Total Pre-tax Benefit	$1,480,173	$1,107,272	$1,471,197	$1,107,272	$4,975,395

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of Alliant Energy regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$250,000	$—	$700,000
Life, Medical, Dental Insurance Continuation	$—	$—	$6,828	$—	$28,847
Lump Sum SERP	$—	$—	$—	$—	$—
Unvested Stock Options	$91,905	$91,905	$91,905	$91,905	$91,905	*
Unvested Restricted Stock	$—	$—	$—	$—	$—	*
Unearned Performance Contingent Restricted Stock	$148,472	$148,472	$148,472	$148,472	$148,472	*
Unearned Performance Shares	$317,419	$317,419	$317,419	$317,419	$317,419	*
Outplacement Services	$—	$—	$10,000	$—	$25,000
Tax Preparation Assistance	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$557,796	$557,796	$824,624	$557,796	$1,321,643

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of Alliant Energy regardless of whether the executive officer is terminated.

John E. Kratchmer	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$219,000	$—	$591,300
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$37,040
Lump Sum SERP	$—	$—	$—	$—	$485,000
Unvested Stock Options	$43,828	$43,828	$43,828	$43,828	$43,828	*
Unvested Restricted Stock	$—	$—	$—	$—	$—	*
Unearned Performance Contingent Restricted Stock	$87,570	$87,570	$87,570	$87,570	$87,570	*
Unearned Performance Shares	$192,274	$192,274	$192,274	$192,274	$192,274	*
Outplacement Services	$—	$—	$10,000	$—	$21,900
Tax Preparation Assistance	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$323,672	$323,672	$561,596	$323,672	$1,468,912

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of Alliant Energy regardless of whether the executive officer is terminated.

Change in Control Agreements

Alliant Energy currently has in effect Key Executive Employment and Severance Agreements, or KEESAs with our executive officers, including our named executive officers other than Mr. Davis, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Mr. Kratchmer) after a change in control of Alliant Energy (as defined below), the officer’s employment is ended through (a) termination by Alliant Energy, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•

continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Mr. Kratchmer);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2006 lump sum interest rate of 4.29% and a single life annuity or lump sum payment under Alliant Energy’s qualified Cash Balance Pension Plan and nonqualified Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•	in the case of Mr. Harvey, Mr. Protsch and Ms. Swan, reimbursement for up to $15,000 in tax preparation assistance fees;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller or Mr. Kratchmer) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then Alliant Energy will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protsch; the calculation also assumes that Alliant Energy can prove that the awards of performance contingent restricted stock and performance shares in 2006 were not made in connection with or contemplation of a change of control of Alliant Energy. The KEESAs for Mr. Aller and Mr. Kratchmer provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which Alliant Energy may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Mr. Kratchmer, the potential payment and benefit amounts shown in the tables above do not reflect this reduction provision from their KEESAs and, accordingly, the potential payment and benefit amounts for Mr. Aller and Mr. Kratchmer may be reduced should an excise tax be triggered upon a change in control.

In consideration of the KEESA benefits, the executive officer agrees not to compete with Alliant Energy for a period of one year after the executive officer leaves Alliant Energy and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of Alliant Energy’s outstanding shares of common stock or combined voting power;

•	there is a change in the composition of Alliant Energy’s Board of Directors that is not approved by at least two-thirds of the existing directors;

•

Alliant Energy’s shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which Alliant Energy’s shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	Alliant Energy’s shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by Alliant Energy of all or substantially all of its assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes Alliant Energy demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a breach of the agreement by Alliant Energy;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•

an officer’s removal as, or any failure to reelect or reappoint him to serve as, any of the positions held with Alliant Energy on the date of the change in control of Alliant Energy or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to Alliant Energy’s termination of an officer’s employment for cause or by reason of disability;

•

a good faith determination by an officer that there has been a significant adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him, those in effect at any time while employed during the employment period, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof; or

•	Alliant Energy’s failure to cause a successor to assume an officer’s agreement.

Stock Option Agreements

The agreements under which Alliant Energy has awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and for three years after such termination; and

•

upon a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of Alliant Energy’s common stock on Dec. 29, 2006 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which Alliant Energy has awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on Dec. 29, 2006.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which Alliant Energy has awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 29, 2006 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation as within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. The plan also provides the executive officer with the option to use the severance benefit and any unused vacation pay to bridge service to meet minimum qualifications for standard early retirement at the actuarially reduced rate under the Cash Balance Plan. From time to time, we will negotiate various elements of the severance plan with the executive to provide for a benefit greater than what the plan would otherwise afford. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies Alliant Energy offers that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan nor the Unfunded Excess Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of Alliant Energy. The tables above also do not include any amounts for the Supplemental Executive Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of Alliant Energy, in which case the benefits under the Supplemental Executive Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Davis Employment Agreement

Mr. Davis’ former position as our Chairman of the Board was subject to an employment agreement with Alliant Energy. The payments made by Alliant Energy to Mr. Davis under this agreement are described under the Summary Compensation Table. See footnote (9) to the Summary Compensation Table for a description of the terms of this agreement applicable to such payments.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during 2006.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael L. Bennett	$110,000	$0	$0	$110,000
Darryl B. Hazel (5)	$27,800	$0	$0	$27,800
Singleton B. McAllister	$108,500	$698	$17,555	$126,753
Ann K. Newhall	$103,500	$0	$0	$103,500
Dean C. Oestreich	$102,900	$0	$0	$102,900
David A. Perdue	$103,500	$657	$21,892	$126,049
Judith D. Pyle	$100,000	$0	$5,437	$105,437
Carol P. Sanders	$103,500	$41	$0	$103,541
Anthony R. Weiler (6)	$125,000	$11,225	$42,581	$178,806
Robert W. Schlutz (7)	$43,700	$0	$0	$43,700

(1)

Directors who also are or were our employees, such as Mr. Harvey or Mr. Davis, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey and Mr. Davis as our employees during and for 2006 is shown in the Summary Compensation Table above.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in Alliant Energy’s Directors’ Deferred Compensation Plan Stock Account: Mr. Bennett $50,000 or 1,729 shares; Mr. Hazel $27,800 or 744 shares; Ms. McAllister $50,000 or 1,729 shares; Ms. Newhall $103,500 or 3,239 shares; Mr. Oestreich $100,000 or 3,129 shares; Mr. Perdue $30,000 or 1,038 shares; Ms. Sanders $50,000 or 1,564 shares; Mr. Schlutz $20,800 or 719 shares; and Mr. Weiler $62,500 or 2,162 shares.

(3)

The amounts in this column represent above-market interest for directors participating in the Director’s Deferred Compensation Plan. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25% in the case of the Alliant Energy Deferred Compensation Plan and 11.0% for pre-1994 balances and 9% for post-1994 balances in the case of a frozen benefit in the IP&L Deferred Compensation Plan in which only Mr. Weiler is a participant) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%).

(4)	The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums and director charitable award premiums as set forth below.

Name	Life Insurance Premium Paid	Charitable Award Premium Paid	Total
M. L. Bennett	$0	$0	$0
D. B. Hazel	$0	$0	$0
S. B. McAllister	$0	$17,555	$17,555
A. K. Newhall	$0	$0	$0
D. C. Oestreich	$0	$0	$0
D. A. Perdue	$0	$21,892	$21,892
J. D. Pyle	$0	$5,437	$5,437
C. P. Sanders	$0	$0	$0
R. W. Schlutz	$0	$0	$0
A. R. Weiler	$15,740	$26,841	$42,581

(5)	Mr. Hazel was appointed as a director on Sept. 21, 2006.

(6)	Mr. Weiler will retire as a director at the Alliant Energy Annual Meeting on May 10, 2007.

(7)	Mr. Schlutz retired as a director at the Alliant Energy 2006 Annual Meeting on May 12, 2006.

Retainer Fees — In 2006, all non-employee directors, each of whom served on our Board and the Boards of AEC, IPL, and Resources, received an annual retainer for service on all four Boards consisting of $100,000 in cash. Also in 2006, the Chairperson of the Audit Committee received an additional $10,000 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer. Directors do not receive any additional compensation for attendance at Board or Committee meetings. The Board did not make any changes to these levels of compensation for 2007.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. We also extend coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2006, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of Alliant Energy’s common stock pursuant to the Alliant Energy Shareowner Direct Plan or to defer such amount through the Alliant Energy Stock Account in the Director’s Deferred Compensation Plan. Alliant Energy’s 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of Alliant Energy common stock under the Plan. For fees paid in 2007, the Compensation and Personnel Committee recommended to the Nominating and Governance Committee that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of Alliant Energy common stock.

Share Ownership Guidelines — Pursuant to Alliant Energy’s Articles of Incorporation, directors are required to be shareowners. A target ownership level of 8,400 shares of Alliant Energy’s common stock is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Directors Deferred Compensation Plan are included in the target goal.

Director’s Deferred Compensation Plan — Under the Director’s Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% nor less than 6% with the exception of earnings on a frozen benefit in the IPL Deferred Compensation Plan as described above. Amounts deposited to an Alliant Energy Stock Account are treated as though invested in Alliant Energy’s common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board.

Director’s Charitable Award Program — Alliant Energy maintains a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue, Ms. Pyle, Mr. Weiler and Mr. Davis. The purpose of the Program is to recognize our and our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, Alliant Energy will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. Alliant Energy takes all deductions for charitable contributions, and funds the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of Alliant Energy’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2006 is included in the Director Compensation table above.

Director’s Life Insurance Program — Alliant Energy maintains a split-dollar Director’s Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The participants in this Program are Ms. Pyle and Mr. Weiler. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to Alliant Energy to reimburse Alliant Energy for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2006 is included in the Director Compensation table above.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100 percent of charitable donations over $25 to eligible charities up to a maximum of $5,000 per year for each individual. Effective Feb. 20, 2007, these limits have been increased to provide that the foundation will match 100 percent of eligible charitable donations up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of five directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm has provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP in 2006.

The principal accounting fees that were billed to us by our independent registered public accounting firm for work performed on behalf of our company and our subsidiaries for 2005 and 2006 were as follows:

	2005	2006
Audit Fees	$892,000	$770,000
Audit-Related Fees	33,000	29,000
Tax Fees	77,000	58,000
All Other Fees	25,000	29,000

Audit Fees consisted of the fees billed for the audit of (i) the consolidated financial statements of our company and our subsidiaries, and (ii) the effectiveness of internal controls over financial reporting, reviews of financial statements included in Form 10-Q filings and services normally provided in connection with statutory and regulatory filings such as financial transactions.

Audit-Related Fees consisted of the fees billed for employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent registered public accounting firm’s tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products.

The Audit Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining auditor independence.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2006, for filing with the SEC.

AUDIT COMMITTEE

Michael L. Bennett (Chairperson)

Darryl B. Hazel

Ann K. Newhall

David A. Perdue

Carol P. Sanders

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2007 and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the annual meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2005 and 2006, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. For purposes of determining the vote required for this proposal, abstentions and broker nonvotes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s directors and officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied these filing requirements in 2006.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2006

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2006 with the Securities and Exchange Commission (SEC); such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, Inc. (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information. The information contained in this Annual Report, with the exception of the section entitled “Shareowner Information,” was filed with the SEC on March 1, 2007 and was complete and accurate as of that date. WPL disclaims any responsibility to update that information in this Annual Report.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation, distribution and sale of electric energy; and the purchase, distribution, transportation and sale of natural gas in selective markets in south and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration, which are regulated by Wisconsin law, and pursuant to state statutes authorizing utility operation in areas annexed by a municipality. At Dec. 31, 2006, WPL supplied electric and gas service to 456,425 and 182,098 retail customers, respectively. WPL also provides various other energy-related products and services. In 2006, 2005 and 2004, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in American Transmission Company LLC (ATC). WPL also owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company (South Beloit), which was incorporated in 1908. South Beloit was a public utility that supplied electric, gas and water service, principally in Winnebago County, Illinois, and which WPL divested. Refer to Note 16 of the “Notes to Consolidated Financial Statements” for details regarding the sale of WPL’s Illinois electric distribution and gas properties within South Beloit in February 2007.

Regulation - WPL is subject to regulation by the Public Service Commission of Wisconsin (PSCW) for retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities, certain other additions and extensions to facilities, and in other respects. WPL is required to file rate cases with the PSCW using a forward-looking test year period. There is no statutory time limit for the PSCW to decide rate cases. However, the PSCW attempts to process all base rate cases in 10 months or less and the PSCW has the ability to approve interim rate relief, subject to refund, if necessary. For fuel-only rate case increases, the PSCW attempts to provide interim rate relief within 21 days of notice to customers, subject to refund. There is no statutory time limit for final fuel-only rate relief decisions. In 2005, Wisconsin enacted Act 7, which provides Wisconsin companies with the necessary rate making principles - and resulting, increased regulatory and investment certainty - prior to making certain generation investments in Wisconsin.

WPL is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the United States of America (U.S.) Environmental Protection Agency (EPA), as well as various other federal, state and local agencies.

Electric Utility Operations - As of Dec. 31, 2006, WPL provided electric service to 456,425 retail, 26 wholesale and 2,066 other customers in 611 communities. 2006 electric utility operations accounted for 79% of operating revenues and 78% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning requirements. In 2006, the maximum peak hour demand for WPL was 2,941 megawatts (MW) on July 17, 2006.

Gas Utility Operations - As of Dec. 31, 2006, WPL provided natural gas service to 182,098 retail and 251 transportation and other customers in 246 communities. 2006 gas utility operations accounted for 20% of operating revenues and 22% of operating income. In addition to sales of natural gas to retail customers, WPL provides transportation service to commercial and industrial customers by moving customer-owned gas through WPL’s distribution system to the customers’ meters. Gas sales follow a seasonal pattern with an annual base load of gas and a large heating peak occurring during the winter season. Natural gas obtained from producers, marketers and brokers, as well as gas in storage, is utilized to meet the peak heating season requirements.

SELECTED FINANCIAL DATA

	2006 (a)	2005 (a)	2004 (a)	2003	2002
	(in millions)
Operating revenues	$1,401.3	$1,409.6	$1,209.8	$1,217.0	$989.5
Earnings available for common stock	102.0	101.8	110.4	111.6	77.6
Cash dividends declared on common stock	92.2	89.8	89.0	70.6	59.6
Cash flows from operating activities	162.6	176.6	199.3	138.5	223.9
Total assets	2,699.1	2,667.6	2,656.1	2,469.3	2,335.1
Long-term obligations, net	403.8	403.7	491.3	453.5	523.3

(a)	Refer to “Results of Operations” in MDA for a discussion of the 2006, 2005 and 2004 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: federal and state regulatory or governmental actions, including the impact of energy-related legislation in Congress, federal tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; economic and political conditions in WPL’s service territory; issues related to the availability of WPL’s generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner; the impact higher fuel and fuel-related prices and other economic conditions may have on customer demand for utility services, customers’ ability to pay utility bills and WPL’s ability to collect unpaid utility bills; unanticipated issues in connection with WPL’s construction of new generating facilities; unanticipated construction and acquisition expenditures; costs associated with WPL’s environmental remediation efforts and with environmental compliance generally; weather effects on results of operations; financial impacts of WPL’s hedging strategies, including the impact of weather hedges on WPL’s utility earnings; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and legislative and regulatory issues affecting such transmission; unanticipated issues related to the Calpine Corporation (Calpine) bankruptcy that could adversely impact WPL’s purchased power agreements (PPAs); the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unplanned outages at WPL’s generating facilities and risks related to recovery of incremental costs through rates; continued access to the capital markets; material declines in the fair market value of, or expected cash flows from, WPL’s investments; inflation and interest rates; developments that adversely impact WPL’s ability to implement its strategic plan; the incurrence of any material post-closing adjustments related to any of WPL’s past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; access to technological developments; the impact of necessary accruals or adjustments for the terms of WPL’s short- and long-term incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; WPL’s ability to continue cost controls and operational efficiencies; WPL’s ability to identify and successfully complete potential development projects; the ability to successfully complete ongoing tax audits and appeals with no material impact on WPL’s earnings and cash flows; and factors listed in “Other Matters - Other Future Considerations.” WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

EXECUTIVE SUMMARY

Description of Business - WPL is a public utility engaged principally in the generation, distribution and sale of electric energy; and the purchase, distribution, transportation and sale of natural gas in selective markets in Wisconsin. WPL owns a portfolio of electric generating facilities with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 459,000 electric customers in the upper Midwest. WPL also procures natural gas from various suppliers to provide service to approximately 182,000 retail gas customers in the upper Midwest. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the impact of weather on electric and gas sales volumes, the amount and timing of rate relief approved by regulatory authorities and other factors listed in “Forward-Looking Statements.”

Summary of Historical Results of Operations - In 2006, 2005 and 2004, WPL’s earnings available for common stock were $102.0 million, $101.8 million and $110.4 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2006, 2005 and 2004.

STRATEGIC OVERVIEW

Summary - WPL is committed to maintaining sustained, long-term strong financial performance with a strong balance sheet and credit ratings. This strong financial performance will help ensure access to capital markets at reasonable costs as WPL embarks on a substantial infrastructure investment program described in “Generation Plan” below. WPL’s strategic plan is concentrated on: 1) building and maintaining the generation and infrastructure necessary to provide its utility customers with safe, reliable and environmentally sound energy service; 2) earning returns authorized by its regulators; and 3) controlling costs to mitigate potential rate increases. WPL is utilizing a comprehensive Lean Six Sigma program to assist it in generating cost savings and operational efficiencies.

WPL believes legislation passed in Wisconsin provides utility companies in Wisconsin with the necessary rate making principles - and resulting increased regulatory and investment certainty - prior to making certain generation investments. These changes have enabled WPL to pursue additional generation investments to serve its customers and to provide WPL with greater certainty regarding the returns on these investments. Refer to “Rates and Regulatory Matters” for additional information regarding the legislation.

Generation Plan - WPL’s current generation plan for the 2007 to 2013 time period reflects the need to increase base-load generation in Wisconsin. The proposed new generation is expected to meet increasing customer demand, reduce reliance on PPAs and mitigate the impacts of potential future plant retirements. WPL will continue to purchase energy and capacity in the market and intends to remain a net purchaser of both, but at a reduced level assuming the successful completion of these generation projects. The plan also reflects continued commitments to WPL’s energy efficiency and environmental protection programs. WPL continues to monitor developments related to state and federal renewable portfolio standards, environmental requirements for new generation and federal and state tax incentives. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation plan and expects to adjust its plan as needed to meet any of these standards or to react to any market factors increasing or decreasing the availability or cost effectiveness of the various renewable energy technologies and other alternatives to its generation plan. WPL’s current generation plan for the 2007 to 2013 time period is as follows:

Owner or Counterparty to PPA	Generation Type	Owned or PPA	Capacity (MW)	Expected Commercial Operation Date	Notes
IPL and/or WPL	Wind	PPA	20-100	2007 -2009
WPL	Wind	Owned	60-100	2008	(a)
WPL	Wind	Owned	200	2009	(b)
WPL	Coal-fired (Base-load)	Owned	300	2012	(c)
IPL and/or WPL	Anaerobic digesters	PPA	3	2013

(a)

In July 2006, WPL purchased the development rights for a 60 to 100 MW wind farm project located in Fond du Lac County, Wisconsin. In September 2006, WPL filed for approval from the PSCW to construct the wind farm and to specify in advance fixed financial parameters and rate making principles. In its regulatory application, WPL requested a return on common equity of 12.90% along with a capital structure which includes a 53% common equity ratio. WPL expects a decision from the PSCW in the first half of 2007. The expected commercial operation date is subject to the timing of pending regulatory approval and availability of wind turbines. Depending on the final model and size of wind turbines selected, WPL estimates the cost of the project will be between $160 million and $180 million.

(b)	WPL currently estimates the cost of this wind project to be approximately $2.0 million per MW in current year dollars, excluding allowance for funds used during construction (AFUDC). WPL expects this additional wind generation will allow it to meet the initial phase of renewable energy standards in Wisconsin which were enacted in March 2006. Refer to “Rates and Regulatory Matters” for additional information regarding new laws in Wisconsin regarding renewable energy standards.

(c)	The preferred site of the new facility is adjacent to the Nelson Dewey Generating Station (Nelson Dewey) in Cassville, Wisconsin. In February 2007, WPL filed for approval from the PSCW to proceed with construction of the new facility and to specify in advance fixed financial parameters and rate making principles. In its regulatory application, WPL requested a return on common equity of 12.95% along with a capital structure which includes a 50% common equity ratio. WPL expects a decision from the PSCW in the first half of 2008. The current cost estimate for the new facility is $717 million in current year dollars and excludes AFUDC, if applicable. In addition, WPL anticipates expenditures of approximately $60 million primarily for the expansion of existing barge transportation facilities and the addition of rail transportation facilities that will also be utilized by the existing units. These cost estimates are also in current year dollars and exclude AFUDC, if applicable. Refer to “Liquidity and Capital Resources” for discussion of future environmental cost estimates for Nelson Dewey and other generating facilities.

Alliant Energy currently has PPAs with Calpine subsidiaries related to the purchase of energy and capacity from the 460 MW RockGen Energy Center (RockGen), in Christiana, Wisconsin and the 603 MW (Alliant Energy leases 481 MW of this total capacity under its current PPA) Riverside Energy Center (Riverside) in Beloit, Wisconsin and has the option to purchase these two facilities in 2009 and 2013, respectively. For contingency planning purposes, Alliant Energy has requested proposals for WPL’s summer peaking power supply needs for the years 2007 through 2009 if RockGen becomes unavailable as a result of the Calpine bankruptcy proceeding. In addition, Alliant Energy has also requested longer-term proposals for either a PPA or the purchase of a facility to meet the peaking power supply needs of IPL and WPL beginning in 2008. Alliant Energy is pursuing responses from interested parties. Refer to Note 18 of the “Notes to Consolidated Financial Statements” and “Other Matters - Other Future Considerations - Calpine Bankruptcy” for additional information.

Business Divestitures - In February 2007, WPL completed the sale of its electric distribution and gas properties in Illinois and received net proceeds of $23 million. In July 2006, WPL completed the sale of the water utility in South Beloit, Illinois and received net proceeds of $4 million. As of Dec. 31, 2006, none of these divested utility businesses have been reported as discontinued operations.

RATES AND REGULATORY MATTERS

Overview - WPL is currently subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, electric transmission and certain natural gas facilities, and state regulation in Wisconsin for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Recent Utility Rate Cases - Details of WPL’s rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G); Water (W); To Be Determined (TBD); Not Applicable (N/A); Fuel-related (F-R); fourth quarter (Q4)):

Case	Utility Type	Filing Date	Increase Requested	Interim Increase Granted (a)	Interim Effective Date	Final Increase Granted (a)	Final Effective Date	Expected Final Effective Date	Return on Common Equity	Notes
Wholesale	E	9/06	$9	$9	6/07	TBD	TBD	9/07	N/A	(b	)
2007 retail	E/G	3/06	96	N/A	N/A	$34	1/07	N/A	10.80%	(c	)
2005 retail (F-R)	E	8/05	96	96	Q4 ‘05	54	9/06	N/A	N/A	(d	)
2005 retail (F-R)	E	3/05	26	26	4/05	26	7/05	N/A	N/A
2005/2006 retail	E/G	9/04	63	N/A	N/A	21	7/05	N/A	11.50%
Wholesale	E	8/04	12	12	1/05	8	1/05	N/A	N/A	(e	)
2004 retail (F-R)	E	2/04	16	16	3/04	10	10/04	N/A	N/A
2004 retail	E/G/W	3/03	87	—	N/A	14	1/04	N/A	12.00%
Wholesale	E	3/03	5	5	7/03	5	2/04	N/A	N/A

(a)	Interim rate relief is implemented, subject to refund, pending determination of final rates. The final rate relief granted replaces the amount of interim rate relief granted.

(b)	In December 2006, WPL received an order from FERC authorizing a $9 million interim increase effective in June 2007 related to WPL’s request to implement a formula rate structure for its wholesale electric customers. The proposed rate structure uses formulas based on historical data for capacity costs and non-fuel operations and maintenance costs, which adjust annually, and for variable fuel costs, which adjust monthly with a fuel adjustment clause, to determine applicable wholesale rates. Final rates approved by FERC may result from a settlement process or fully litigated process.

(c)	The final increase granted was lower than the increase requested largely due to a decrease in forecasted fuel and purchased energy costs for the 2007 test period. In addition, the PSCW approved a regulatory capital structure with 54% equity (compared to 59% requested), a return on common equity of 10.80% (compared to 11.20% requested) and lengthened certain regulatory asset amortization periods. The regulatory capital structure approved by the PSCW was determined by adjusting WPL’s financial capital structure by approximately $200 million (compared to $330 million requested) of imputed debt largely from the Kewaunee Nuclear Power Plant (Kewaunee) and Riverside PPAs. The lower imputed debt adjustment was primarily the result of the PSCW denying WPL’s request to include the Sheboygan Falls Energy Facility (SFEF) lease in the regulatory capital structure calculation. Lastly, the PSCW adjusted WPL’s AFUDC recovery rate for future retail jurisdiction construction projects from 15.1% to 9.0%.

(d)	In September 2006, the PSCW approved a settlement agreement submitted by WPL and interveners that established final fuel-related rates at a level reflective of actual fuel costs incurred from July 1, 2005 through June 30, 2006. The approval also allowed previously deferred, incremental purchased power energy costs associated with coal conservation efforts at WPL due to coal delivery disruptions to be included in the actual fuel costs and resolved all issues in the rate case regarding risk management activities and forecasting methodologies. WPL refunded $36 million to customers in October 2006 related to amounts collected in excess of final rates through June 2006. As part of the settlement, WPL also agreed to refund any over-collection of fuel costs in the second half of 2006 which WPL has estimated at $2 million. WPL fully reserved estimated refunds to customers at Dec. 31, 2006.

(e)	In April 2006, FERC issued the final written order approving the $8 million annual rate increase included in WPL’s settlement agreement with its wholesale customers. Final rates were applied to all service rendered on and after Jan. 1, 2005. Amounts collected in excess of the final rates were refunded to customers, with interest, in June 2006.

With the exception of recovering a return on additions to WPL’s infrastructure, a significant portion of the rate increases included in the above table reflect the recovery of increased costs incurred or expected to be incurred by WPL. Thus, these increases in revenues are not expected to result in a significant increase in net income.

Rate-making Principles for New Electric Generating Facilities - Wisconsin has a law (Act 7) that allows a public utility that proposes to purchase or construct an electric generating facility in Wisconsin to apply to the PSCW for an order that specifies in advance the rate making principles that the PSCW will apply to the electric generating facility costs in future rate making proceedings. This law is designed to give utilities in Wisconsin more regulatory certainty, including providing utilities with a fixed rate of return and recovery period for these investments, when financing electric generation projects. WPL plans to utilize the rate making principles included in Act 7 for the electric generation facilities included in WPL’s generation plan. Refer to “Strategic Overview - Generation Plan” for additional details of WPL’s generation plan including discussion of WPL’s recent filings requesting approval to construct its wind generating facility in Fond du Lac County, Wisconsin and coal-fired generating facility in Cassville, Wisconsin.

New electric generating facilities require large outlays of capital and long periods of time to construct resulting in significant financing costs. Financing costs incurred by utilities during construction are generally included as part of the construction work in process (CWIP) cost of the new generating facility through accruals of AFUDC. In recent base rate cases, the PSCW has authorized WPL to recover 50% of these financing costs during construction by including that portion of the construction costs in net investment rate base and to recover the other 50% of these financing costs after the asset is placed in service. In its 2007 retail rate case, WPL requested the PSCW to authorize that 100% of CWIP costs related to new electric generating facilities be included in net investment rate base allowing recovery of these costs during construction of these facilities as opposed to after they are placed in service. In January 2007, the PSCW denied WPL’s request because the new electric generating facilities had not yet received the required PSCW approval. WPL will continue to seek recovery of financing costs by inclusion of 100% of CWIP costs in net investment rate base in future rate proceedings.

Lastly, new electric generating facilities require material expenditures for planning and siting these facilities prior to receiving approval from regulatory commissions to begin construction. These expenditures are commonly referred to as pre-certification costs and pre-construction costs. WPL has received approval from the PSCW to defer pre-certification costs and pre-construction costs related to its wind generating facility in Fond du Lac County, Wisconsin and coal-fired generating facility in Cassville, Wisconsin.

Utility Fuel Cost Recovery - WPL’s wholesale electric tariffs provide for subsequent adjustments to its rates for changes in commodity costs thereby eliminating price risk for prudently incurred commodity costs. WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. Also, WPL currently has a gas performance incentive which includes a sharing mechanism whereby starting in January 2007, 35% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WPL, with 65% refunded to or recovered from customers. Such rate mechanisms, significantly reduce commodity price risk associated with WPL’s wholesale electric and retail gas margins. WPL’s retail electric margins, however, are more exposed to the impact of changes in commodity prices due largely to the current retail recovery mechanisms in place in Wisconsin for fuel-related costs as discussed below.

Retail Electric Fuel-related Cost Recovery - WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future monthly fuel-related costs (includes fuel and purchased energy costs) anticipated during the test year. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates in such proceeding. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges, the PSCW can authorize an adjustment to future retail electric rates.

The fuel monitoring ranges set by the PSCW include three different ranges based on monthly costs, annual costs and cumulative costs during the test period. In order for WPL to be authorized to file for a proceeding to change rates related to fuel-related costs during the test period, WPL must demonstrate first that (1) any actual monthly costs during the test period exceeded the monthly ranges or (2) the actual cumulative costs to date during the test period exceeded the cumulative ranges. In addition, the annual projected costs (that include cumulative actual costs) for the test period must also exceed the annual ranges. Any affected party, including WPL or the PSCW, may initiate a proceeding to change rates due to changes in fuel related costs during the monitoring period based on the above criteria. In January 2007, the PSCW approved an order changing WPL’s fuel cost monitoring ranges to plus or minus 8% for the monthly range; plus or minus 2% for the annual range; and for the cumulative range, plus or minus 8% for the first month, plus or minus 5% for the second month, and plus or minus 2% for the remaining months of the monitoring period.

The PSCW attempts to authorize, after a required hearing, interim fuel-related rate increases within 21 days of notice to customers. Any such change in rates would be effective prospectively and would require a refund with interest at the overall authorized return on common equity if final rates are determined to be lower than interim rates approved. Rate decreases due to decreases in fuel-related costs can be implemented without a hearing. The rules also include a process whereby Wisconsin utilities can seek deferral treatment of emergency changes in fuel-related costs between fuel-related or base rate cases. Such deferrals would be subject to review, approval and recovery in future fuel-related or base rate cases.

Potential Changes to WPL’s Fuel Cost Recovery Mechanisms - In February 2007, WPL and certain other investor-owned utilities jointly filed with the PSCW proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin. The proposal recommends each utility annually file a forecast of total fuel-related costs and sales for the upcoming 12-month period, which will be used to determine fuel-related rates for such period. Any under- or over-collection of actual fuel-related costs, in excess of plus or minus 1%, for a utility during such 12-month period would be reflected in an escrow account, with interest for that utility. The balance of the escrow account at the end of each year would be included in the forecast of total fuel-related costs for the following 12-month period allowing recovery of under-collected costs or refund of over-collected costs in each subsequent year. The proposal also provides the PSCW an opportunity to review the actual fuel-related costs for each 12-month period to ensure the fuel-related costs were prudent. The definition of fuel-related costs would also be expanded to specifically include MISO energy market costs and revenues, emission allowance and trading costs and revenues, renewable resource credit costs and revenues and other variable operation and maintenance costs. This proposal and other alternatives remain under discussion with the PSCW and other interested parties, including WPL.

In January 2007, the PSCW directed WPL to work with the PSCW staff over the following three months to help the PSCW determine if it may be necessary to reevaluate the current benchmarks for WPL’s gas cost recovery mechanism or explore a modified one-for-one pass through of gas costs to retail customers.

WPL is currently unable to predict the final outcome of these initiatives.

Recent Regulatory-related Legislative Developments - In December 2006, legislation was enacted that extended certain tax provisions contained in the Energy Policy Act of 2005 including extension of the renewable energy production tax credit for generating facilities placed into service prior to Jan. 1, 2009.

In August 2006, the Pension Protection Act of 2006 was enacted. This legislation includes changes to the minimum funding level requirements for postretirement benefit plans beginning in 2008. WPL does not expect this legislation will have a significant impact on its financial condition or results of operations based on the current funded status of its postretirement benefits plans.

In March 2006, a new law (Act 141) governing renewable energy and energy efficiency was enacted in Wisconsin. Act 141 commits Wisconsin utilities to a Renewable Portfolio Standard (RPS) using a benchmark of average retail sales of renewable electricity in 2001, 2002 and 2003 which was approximately 3% to 4% for WPL. WPL must increase renewable retail electric sales as a percentage of total retail electric sales by two percentage points above this benchmark by 2010, and by six percentage points above this benchmark by 2015. Wisconsin utilities may meet the renewable energy requirements of the RPS with renewable energy generated by the utility, renewable energy acquired under PPAs or the use of renewable resource credits. Refer to “Strategic Overview - Generation Plan” for discussion of WPL’s generation plan which includes additional supply from wind generation that will contribute towards WPL meeting this new RPS in Wisconsin. In addition, the new law requires Wisconsin utilities to allocate 1.2% of annual operating revenues to a statewide energy efficiency and renewable resource fund to be jointly administered by public utilities beginning in 2007. WPL’s contributions to the energy efficiency and renewable resource fund will be recovered from ratepayers and therefore is not expected to impact its financial condition or results of operations.

Other Recent Regulatory Developments -

Kewaunee Outage - In January 2007, the PSCW approved recovery of previously deferred costs associated with the extension of the unplanned outage at Kewaunee prior to the sale by WPL of its interest in Kewaunee in July 2005. The PSCW approval included recovery of $20 million of these deferred costs through increased retail electric rates charged by WPL over a two-year recovery period.

Kewaunee Sale - In January 2007, the PSCW approved recovery of a portion of the previously deferred loss associated with the sale of Kewaunee. The PSCW approval included recovery of $3 million of these deferred costs through increased retail rates charged by WPL over a two-year recovery period.

Coal Delivery Disruption - In September 2006, the PSCW approved recovery of previously deferred costs associated with coal conservation efforts at WPL due to coal delivery disruptions. The coal delivery disruptions were caused by railroad train derailments in Wyoming in 2005 that caused heavy damage to heavily-used joint railroad lines that supply coal to numerous generating facilities in the U.S., including facilities owned by WPL. The PSCW approved recovery of $20 million ($8 million deferred in 2006 and $12 million deferred in 2005) of these deferred costs by including them as a component of the fuel-related costs used to determine final rates in WPL’s fuel-related rate case.

MISO Wholesale Energy Market - In March 2005, the PSCW approved the deferral of certain incremental costs incurred by WPL to participate in the MISO wholesale energy market. In June 2006, the PSCW provided further clarification of which incremental costs incurred by WPL to participate in the MISO market are eligible to be deferred. Such deferred amounts are the subject of a generic docket currently before the PSCW. Hearings were held in early February 2007 and WPL anticipates an order in the third quarter of 2007. WPL is currently working through the regulatory process to establish long-term recovery mechanisms for these costs.

Kewaunee Decommissioning Trust Assets - In April 2006, WPL received approval from the FERC to refund the wholesale portion of the Kewaunee-related non-qualified decommissioning trust assets to WPL’s wholesale customers. In May 2006, WPL liquidated its remaining nuclear decommissioning trust funds and refunded $21.5 million to its wholesale customers.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock were flat in 2006 and decreased $9 million in 2005. The 2006 results included lower operating expenses and higher gas margins offset by lower electric margins and higher interest expense. The 2005 decrease was primarily due to lower electric margins and higher interest expense, partially offset by decreased operating expenses.

Electric Margins - Electric margins and megawatt-hour (MWh) sales for WPL were as follows:

	Revenues and Costs (in millions)					MWhs Sold (in thousands)
	2006	2005	(a)	2004	(b)	2006	2005	(a)	2004	(b)
Residential	$385.9	$369.5	4%	$327.8	13%	3,513	3,599	(2%)	3,375	7%
Commercial	212.4	197.4	8%	180.0	10%	2,277	2,274	—	2,215	3%
Industrial	323.0	288.2	12%	262.6	10%	4,948	4,825	3%	4,769	1%

Retail subtotal	921.3	855.1	8%	770.4	11%	10,738	10,698	—	10,359	3%
Sales for resale:
Wholesale	143.3	156.8	(9%)	114.7	37%	3,029	3,120	(3%)	2,890	8%
Bulk power and other	20.7	41.1	(50%)	29.4	40%	1,082	1,251	(14%)	907	38%
Other	26.1	20.9	25%	25.3	(17%)	72	75	(4%)	80	(6%)

Total revenues/sales	1,111.4	1,073.9	3%	939.8	14%	14,921	15,144	(1%)	14,236	6%

Electric production fuel and purchased power expense	649.5	600.8	8%	431.5	39%

Margins	$461.9	$473.1	(2%)	$508.3	(7%)

(a)	Reflects the % change from 2005 to 2006. (b) Reflects the % change from 2004 to 2005.

2006 vs. 2005 Summary - Electric margins decreased $11 million, or 2%, in 2006 primarily due to $38 million of higher purchased power capacity costs related to the Kewaunee PPA, which began in July 2005, and the net impacts of weather conditions and WPL’s weather hedging activities. These decreases were partially offset by approximately $40 million of under-recoveries of retail fuel and purchased power energy costs in 2005 and a 2% increase in weather-normalized retail sales in 2006.

2005 vs. 2004 Summary - Electric margins decreased $35 million, or 7%, in 2005 primarily due to the impact of $47 million of higher purchased power capacity costs from the Kewaunee and Riverside PPAs and an approximate $30 million increase in the under-recovery of retail fuel and purchased power energy costs in 2005 compared to 2004. These decreases were partially offset by the impact of rate increases implemented in 2005 and 2004, the net impacts of weather conditions and WPL’s weather hedging activities and a modest increase in retail weather-normalized sales in 2005.

Purchased Power Capacity Costs - WPL sold its interest in its Kewaunee nuclear facility in July 2005. Prior to the sale of Kewaunee, the operating expenses related to the facility consisted primarily of other operation and maintenance and depreciation and amortization expenses. Upon the sale of Kewaunee, WPL entered into a PPA with the new owner of the facility and its share of the costs associated with this facility is now recorded as purchased power expense. As a result, there are large nuclear-related variances between periods for these income statement line items, which are somewhat offsetting in nature and also do not capture other benefits from the sale including, among others, the impact of the application of the sales proceeds. Purchased power capacity costs related to the Kewaunee PPA as well as the Riverside PPA which began in June 2004 were as follows (in millions):

	2006	2005	2004
Kewaunee PPA	$68	$30	$—
Riverside PPA	53	52	35

Refer to Note 18 of the “Notes to Consolidated Financial Statements” for additional information regarding the Riverside PPA.

Fuel and Purchased Power Energy (Fuel-related) Cost Recoveries - WPL’s fuel-related costs increased in 2006 and 2005 compared to prior years primarily due to increased commodity prices. The increase in commodity prices relative to historic averages was largely due to natural gas disruption caused by hurricane activity in the Gulf of Mexico in the third quarter of 2005. WPL’s electric margins are subject to volatility with changes in fuel-related costs due largely to the current retail recovery mechanisms in place in Wisconsin for fuel-related costs. As a result of its retail rate recovery mechanism in Wisconsin, WPL estimates it under-recovered approximately $40 million and $10 million of retail fuel-related costs in 2005 and 2004, respectively. WPL’s under-recovery of retail fuel-related costs in 2006 was not significant. The under-recovery of retail fuel-related costs in 2005 was largely due to the impact of incremental purchased power energy costs resulting from an unplanned outage at Kewaunee in 2005 and the impact of coal supply constraints from the Power River Basin in 2005. Refer to “Other Matters - Market Risk Sensitive Instruments and Positions - Commodity Price Risk” for discussion of risks associated with increased fuel and purchased power costs on WPL’s electric margins. Refer to “Rates and Regulatory

Matters - Utility Fuel Cost Recovery” for proposed changes to the retail rate recovery mechanisms in place in Wisconsin for fuel-related costs.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s electric margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2006	2005	2004
Weather impacts on demand compared to normal weather	$—	$7	($10)
Losses from weather derivatives (a)	(2)	(3)	—

Net weather impact	($2)	$4	($10)

(a)	Recorded in “Other” revenues in the above table.

WPL’s electric sales demand is seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning usage by its residential and commercial customers. Cooling degree days (CDD) data is used to measure the variability of temperatures during summer months and is correlated with electric sales demand. CDD in WPL’s service territory were as follows:

	Actual
	2006	2005	2004	Normal (a)
CDD (a):
Madison, Wisconsin	284	421	138	248

(a)	CDD are calculated using a 70 degree base. Normal degree days are calculated using a rolling 20-year average.

In 2005, WPL began utilizing weather derivatives based on CDD in Chicago to reduce the potential volatility on its electric margins during the summer months of June through August. WPL estimates the impact on demand compared to normal weather during September 2006, 2005 and 2004 (such periods were not covered by weather derivatives) was ($2) million, $2 million and $0, respectively.

Wholesale Sales - Wholesale sales volumes were higher in 2005 compared to 2006 and 2004 largely due to the impacts of weather conditions on wholesale sales demand at WPL. In addition, wholesale revenues were higher in 2005 compared to 2006 and 2004 due to the impacts of higher fuel-related cost recovery revenues from wholesale customers at WPL in 2005. The changes in revenues caused by changes in fuel-related costs were largely offset by changes in electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Bulk Power and Other Sales - Bulk power and other revenues were higher in 2005 compared to 2006 and 2004 largely due to higher sales in the restructured wholesale energy market operated by MISO, which began on April 1, 2005. These changes in revenues were largely offset by changes in electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Gas Margins - Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (in millions)					Dths Sold (in thousands)
	2006	2005	(a)	2004	(b)	2006	2005	(a)	2004	(b)
Residential	$144.9	$156.4	(7%)	$136.4	15%	11,270	12,068	(7%)	12,456	(3%)
Commercial	84.4	89.3	(5%)	76.8	16%	8,155	8,187	—	8,585	(5%)
Industrial	8.3	10.0	(17%)	8.1	23%	876	978	(10%)	1,098	(11%)

Retail subtotal	237.6	255.7	(7%)	221.3	16%	20,301	21,233	(4%)	22,139	(4%)
Interdepartmental	17.0	50.8	(67%)	20.4	149%	2,116	6,448	(67%)	3,212	101%
Transportation/other	19.3	15.8	22%	12.1	31%	21,094	25,200	(16%)	17,472	44%

Total revenues/sales	273.9	322.3	(15%)	253.8	27%	43,511	52,881	(18%)	42,823	23%

Cost of gas sold	174.8	231.9	(25%)	165.8	40%

Margins	$99.1	$90.4	10%	$88.0	3%

(a)	Reflects the % change from 2005 to 2006. (b) Reflects the % change from 2004 to 2005.

2006 vs. 2005 Summary - Gas margins increased $9 million, or 10% in 2006 primarily due to the net impacts of weather conditions and WPL’s weather hedging activities, the impacts of a rate increase implemented in 2005 and a modest increase in weather-normalized retail sales in 2006. These increases were partially offset by the negative impact on margins from lower interdepartmental sales.

2005 vs. 2004 Summary - Gas margins increased $2 million, or 3%, in 2005 primarily due to $3 million of improved results from WPL’s performance-based gas cost recovery program (benefits are shared by ratepayers and shareowners) and the impact on margins from higher interdepartmental sales. These increases were partially offset by a 4% decrease in weather normalized retail sales primarily due to the negative impact high gas prices in the fourth quarter of 2005 had on gas sales during that period.

Natural Gas Cost Recoveries - WPL’s cost of gas sold increased in 2006 and 2005 compared to prior years primarily due to increased natural gas prices. The increase in prices relative to historic averages was largely due to natural gas disruption caused by hurricane activity in the Gulf of Mexico in the third quarter of 2005. Due to WPL’s rate recovery mechanisms for natural gas costs, these increases in cost of gas sold resulted in a comparable increase in gas revenues and therefore did not have a significant impact on gas margins.

Impacts of Weather Conditions - Estimated decreases to WPL’s gas margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2006	2005	2004
Weather impacts on retail demand compared to normal weather	($5)	($3)	($3)
Gains (losses) from weather derivatives (a)	4	(1)	—

Net weather impact	($1)	($4)	($3)

(a)	Recorded in “Transportation/other” revenues in the above table.

WPL’s gas sales demand follows a seasonal pattern with an annual base load of gas and a large heating peak occurring during the winter season. Heating degree days (HDD) data is used to measure the variability of temperatures during winter months and is correlated with gas sales demand. HDD in WPL’s service territory were as follows:

	Actual
	2006	2005	2004	Normal (a)
HDD (a):
Madison, Wisconsin	6,499	6,796	6,831	7,197

(a)	HDD are calculated using a 65 degree base. Normal degree days are calculated using a rolling 20-year average.

WPL utilizes weather derivatives based on HDD to reduce the potential volatility on its gas margins during the winter months of November through March.

Performance-based Gas Commodity Recovery Program - During 2006, 2005 and 2004, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains and losses relative to current commodity prices, as well as other benchmarks, were retained by WPL, with the remainder refunded or recovered from customers. WPL’s performance-based gas commodity recovery program resulted in gains which increased gas margins by $13 million, $13 million and $10 million in 2006, 2005 and 2004, respectively. In January 2007, the PSCW changed the gas performance incentive sharing mechanism with WPL’s 2007 retail rate order to 35% of all gains and losses being retained by WPL and the remaining 65% refunded or recovered from customers. Refer to “Rates and Regulatory Matters - Utility Fuel Cost Recovery” for further potential changes to the performance-based gas commodity recovery program currently being evaluated by the PSCW.

Weather-normalized Retail Sales - Weather-normalized retail sales in 2006 and 2005 were lower than 2004 primarily due to the impact high natural gas prices in the fourth quarter of 2005 and the first quarter of 2006 had on customer usage during those periods. Industrial sales volumes were lower in 2006 compared to 2005 primarily due to a decrease in industrial customers.

Interdepartmental Sales - WPL supplies natural gas to the natural gas-fired generating facilities it owns and accounts for these sales as interdepartmental gas sales. Interdepartmental gas sales volumes were higher in 2005 as compared to 2006 and 2004 due largely to increased usage of natural gas-fired generating facilities in 2005 to meet electric demand resulting from warmer summer weather conditions. Interdepartmental sales volumes also increased in 2005 compared to 2004 largely due to demand from SFEF which was placed in service in June 2005.

Refer to “Rates and Regulatory Matters” for discussion of various electric and gas rate filings. Refer to “Rates and Regulatory Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for information relating to utility fuel and natural gas cost recovery. Refer to Note 11(b) of the “Notes to Consolidated Financial Statements” for additional information regarding weather derivatives including details of weather derivatives entered into by WPL in the fourth quarter of 2006 to reduce potential volatility on its margins from Jan. 1, 2007 through March 31, 2007.

Other Operation and Maintenance Expenses - 2006 vs. 2005 - Other operation and maintenance expenses decreased $14 million in 2006 primarily due to a reduction in nuclear generation-related expenses as a result of the Kewaunee sale (such expenses totaled $21 million in 2005) and a $7 million regulatory-related charge in 2005. These decreases were partially offset by $9 million of higher incentive-related compensation expenses resulting from improved performance in 2006 against the earnings and total shareowner return metrics established within the plans, $2 million of higher transmission and distribution expenses and increases in other administrative and general expenses.

2005 vs. 2004 - Other operation and maintenance expenses decreased $23 million in 2005 primarily due to $26 million of lower nuclear generation-related expenses, $5 million of lower incentive-related compensation expenses and $3 million of lower transmission and distribution expenses. These decreases were partially offset by a $7 million regulatory-related charge recorded in 2005 and $6 million of higher fossil fuel generation-related expenses.

Nuclear Generation-related Expenses - Refer to “Electric Margins - Purchased Power Capacity Costs” for a discussion of the impact of the sale of WPL’s nuclear facility on electric margins and operating expenses. Nuclear generation-related expenses included in other operation and maintenance expenses related to Kewaunee were $21 million and $47 million in 2005 and 2004, respectively.

Refer to “Other Matters - Other Future Considerations - Incentive Compensation Plans” for discussion of WPL’s incentive compensation plans and “Other Matters - Other Future Considerations - Pension and Other Postretirement Benefits Costs” for discussion of anticipated reductions in pension and other postretirement benefits costs resulting from contributions and plan amendments to postretirement benefits plans in 2006.

Depreciation and Amortization - 2006 vs. 2005 - Depreciation and amortization expense decreased $1 million in 2006 primarily due to lower nuclear depreciation of $5 million as a result of the Kewaunee sale in July 2005 and lower software amortization. These decreases were substantially offset by the impact of property additions including SFEF.

2005 vs. 2004 - Depreciation and amortization expense decreased $3 million in 2005 primarily due to lower nuclear depreciation of $7 million as a result of the Kewaunee sale in July 2005 and lower software amortization. These decreases were partially offset by the impact of property additions including SFEF.

Taxes Other than Income Taxes - 2006 vs. 2005 - Taxes other than income taxes increased $4 million in 2006 primarily due to increased gross receipts taxes resulting from increased revenues.

Refer to “Rates and Regulatory Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s utility rate activities.

Interest Expense - 2006 vs. 2005 - Interest expense increased $8 million in 2006 primarily due to $5 million of higher affiliated interest expense associated with the SFEF capital lease WPL entered into in June 2005 and interest expense accrued in 2006 on the regulatory liability related to the reserve for rate refund associated with WPL’s fuel-related rate case.

2005 vs. 2004 - Interest expense increased $7 million in 2005 primarily due to $8 million of affiliated interest expense associated with the SFEF capital lease in 2005.

Refer to Note 3(b) of the “Notes to Consolidated Financial Statements” for details of the SFEF capital lease.

Income Taxes - The effective income tax rates were 37.1%, 36.7%, and 36.8% in 2006, 2005 and 2004, respectively. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has a strong liquidity position and expects to maintain a strong liquidity position as a result of available capacity under its revolving credit facility and operating cash flows. Based on its strong liquidity position and capital structure, WPL believes it will be able to secure additional capital required to implement its strategic plan. Access to capital markets to fund the future capital requirements of its strategic plan at reasonable costs is largely dependent on the credit quality of WPL.

Liquidity Position - At Dec. 31, 2006, WPL had $115 million of available capacity under its revolving credit facility and $2 million of cash and cash equivalents.

Capital Structure - WPL plans to maintain adjusted consolidated debt-to-total capitalization ratios that are consistent with investment-grade credit ratings to ensure access to capital markets at reasonable costs. WPL’s financial capitalization structure at Dec. 31, 2006 was as follows (dollars in millions):

Common equity	$1,110.8	65.0%
Preferred equity	60.0	3.5%
Long-term debt (incl. current maturities)	403.6	23.6%
Short-term debt	134.9	7.9%

	$1,709.3	100.0%

Important capitalization structure considerations include financing flexibility for WPL’s generation growth plans, debt imputed by rating agencies and state regulations. The most stringent imputations include attributed debt for a portion of the Kewaunee, Riverside and RockGen long-term PPAs. Refer to “Rates and Regulatory Matters” for details of imputed debt adjustments approved by the PSCW in WPL’s most recent rate case.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is electric and gas sales to its utility customers. Cash from these sales reimburse WPL for prudently incurred expenses to provide service to its utility customers and provides WPL a return on rate base assets required to provide such services. Operating cash flows are expected to substantially cover WPL’s utility maintenance capital expenditures and dividends paid to Alliant Energy. Capital requirements needed to retire debt and fund capital expenditures associated with utility rate base growth, including new generating facilities, are expected to be financed primarily through external financings, supplemented by internally generated funds. In order to maintain its planned debt-to-total capitalization ratios, WPL may periodically issue additional debt to fund such capital requirements.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows was as follows (in millions):

	2006	2005	2004
Cash flows from (used for):
Operating activities	$162.6	$176.6	$199.3
Investing activities	(149.0)	(42.9)	(214.3)
Financing activities	(12.0)	(133.8)	(12.0)

Cash Flows From Operating Activities -

Historical Changes in Cash Flows From Operating Activities - 2006 vs. 2005 - WPL’s cash flows from operating activities decreased $14 million primarily due to changes in working capital caused largely by the timing of vendor payments and higher pension plan contributions, partially offset by the impact of improved retail fuel-related rate recoveries.

2005 vs. 2004 - WPL’s cash flows from operating activities decreased $23 million primarily due to higher income tax payments and higher purchased power and fuel expenditures, partially offset by changes in the level of accounts receivable sales.

Pension Plan Contributions - In August 2006, the Pension Protection Act of 2006 was enacted. This legislation includes changes to minimum funding level requirements of pension plans beginning in 2008. In 2006, WPL contributed to its pension plans with the intention of satisfying the minimum funding level requirements through 2008 and does not expect to make any additional significant contributions prior to 2009. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of the current funded levels of WPL’s pension plans.

Cash Flows Used For Investing Activities -

Historical Changes in Cash Flows Used For Investing Activities - 2006 vs. 2005 - WPL’s cash flows used for investing activities increased $106 million primarily due to proceeds from the sale of its interest in Kewaunee in 2005 and lower proceeds from the liquidations of nuclear decommissioning trust fund assets in 2006 compared to 2005. These increases were partially offset by lower construction expenditures.

2005 vs. 2004 - WPL’s cash flows used for investing activities decreased $171 million primarily due to proceeds received from WPL’s sale of its interest in Kewaunee and related liquidation of a portion of nuclear decommissioning trust fund assets in 2005.

Construction and Acquisition Expenditures - Capital expenditures, investments and financing plans are reviewed, approved and updated as part of WPL’s strategic planning and budgeting processes. In addition, significant capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including, but not limited to, economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of WPL’s profitability, WPL’s desire to maintain targeted capitalization ratios and credit ratings, variations in sales, changing market conditions and new opportunities. WPL currently anticipates construction and acquisition expenditures during 2007 and 2008 as follows (in millions):

	2007	2008
Distribution (electric and gas) and transmission (gas only)	$120	$130
Generation - new facilities	50	390
Generation - existing facilities	15	30
Environmental	20	65
Other miscellaneous utility property	30	70
Contributions to ATC	—	25

	$235	$710

WPL has not yet entered into contractual commitments relating to the majority of its anticipated capital expenditures. As a result, WPL does have discretion with regard to the level of capital expenditures eventually incurred and it closely monitors and updates such estimates on an ongoing basis based on numerous economic and other factors. Refer to “Strategic Overview” and “Environmental” for further discussion.

Proceeds from Asset Sales - Proceeds from asset sales have been and will be used primarily for debt reduction and general corporate purposes. Refer to “Strategic Overview” for discussion of WPL’s recent asset divesture activities.

Cash Flows Used For Financing Activities -

Historical Changes in Cash Flows Used For Financing Activities - 2006 vs. 2005 - WPL’s cash flows used for financing activities decreased $122 million primarily due to changes in the amount of debt issued and retired and a capital contribution from Alliant Energy in 2006.

2005 vs. 2004 - WPL’s cash flows used for financing activities increased $122 million primarily due to changes in the amount of debt issued and retired.

State Regulatory Financing Authorizations - WPL has authorization for short-term borrowings of $250 million.

Shelf Registrations - WPL’s current SEC shelf registration allows WPL flexibility to offer from time to time up to an aggregate of $200 million of preferred stock, unsecured debt securities and first mortgage bonds. As of Dec. 31, 2006, WPL had $200 million remaining available under its shelf registration.

Common Stock Dividends - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s dividend payment restrictions based on the terms of its outstanding preferred stock and state regulatory limitations applicable to it.

Long-term Debt - Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for information regarding long-term debt.

Short-term Debt - In 2006, WPL completed the re-syndication of a revolving credit facility and extended the term of the facility to November 2011. This credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital market conditions. Information regarding commercial paper at Dec. 31, 2006 was as follows (dollars in millions):

Amount outstanding	$134.9
Weighted average maturity	2 days
Interest rates	5.4%
Available capacity	$115.1

WPL’s credit facility agreement contains a covenant which requires WPL to maintain a debt-to-capital ratio of less than 58%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

The credit facility agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions. Exceptions include among others, securing obligations of up to 5% of the consolidated assets of the borrower, the issuance of secured debt under first mortgage bond indentures by WPL, non-recourse project financing and purchase money liens.

The credit agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under WPL’s facility. Exclusions include, among others, certain sale and lease-back transactions.

The credit agreement contains customary events of default. If an event of default under WPL’s credit agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the credit agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under WPL’s credit agreement would be immediately due and payable.

A material adverse change representation is not required for borrowings under WPL’s credit agreement.

At Dec. 31, 2006, WPL was in compliance with all covenants and other provisions of the credit facility.

Creditworthiness -

Credit Ratings - Access to the capital markets and the costs of obtaining external financing are dependent on creditworthiness. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services	Moody’s Investors Service
Senior secured long-term debt	A-	A1
Senior unsecured long-term debt	A-	A2
Commercial paper	A-2	P-1
Corporate/issuer	A-	A2
Outlook	Stable	Stable

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including PPAs and fuel contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below these credit rating levels, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL has sufficient liquidity to cover counterparty credit support or collateral requirements under the various agreements with rating triggers.

Off-Balance Sheet Arrangements -

Synthetic Leases - WPL utilizes off-balance sheet synthetic operating leases that relate to the financing of certain utility railcars and a utility radio dispatch system. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments and residual value guarantees associated with these synthetic leases.

Guarantees and Indemnifications - WPL has guarantees and indemnifications outstanding related to its recent divestiture activities. Refer to Note 12(d) of the “Notes to Consolidated Financial Statements” for additional information.

Certain Financial Commitments -

Contractual Obligations - WPL’s long-term contractual obligations as of Dec. 31, 2006 were as follows (in millions):

	2007	2008	2009	2010	2011	Thereafter	Total
Purchase obligations (Note 12(b)):
Purchased power and fuel commitments	$180	$180	$122	$118	$92	$258	$950
Other	3	1	—	—	—	—	4
Long-term debt maturities (Note 8(b))	105	60	—	100	—	139	404
Interest - long-term debt obligations	22	19	15	12	8	149	225
Operating leases (Note 3(a))	88	76	67	64	60	87	442
Capital leases (Note 3(b))	15	15	15	15	15	203	278

	$413	$351	$219	$309	$175	$836	$2,303

At Dec. 31, 2006, long-term debt and capital lease obligations as noted in the above table were included on the Consolidated Balance Sheet. Included in WPL’s long-term debt obligations was variable rate debt of $39 million, which represented 10% of total long-term debt outstanding. The long-term debt amounts exclude reductions related to unamortized debt discounts. Interest on variable rate debt in the above table was calculated using rates as of Dec. 31, 2006. Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy, through its subsidiary Corporate Services, has entered into various purchased power and coal commitments that have not yet been directly assigned to IPL and WPL. Such commitments are not included in WPL’s purchase obligations. Other purchase obligations represent individual commitments incurred during the normal course of business which exceeded $1.0 million at Dec. 31, 2006. In connection with its construction and acquisition program, WPL also enters into commitments related to such program on an ongoing basis which are not reflected in the above table. Refer to “Cash Flows Used For Investing Activities - Construction and Acquisition Expenditures” for additional information. In addition, at Dec. 31, 2006, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefit funding amounts, which are not included in the above table.

Environmental -

Overview - WPL’s pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. WPL continually evaluates the impact of potential future federal, state and local environmental rulemakings on its operations. While the final outcome of these rule makings cannot be predicted, WPL believes that required capital investments and/or modifications resulting from them could be significant, but expects that prudent expenditures it incurs likely would be recovered in rates from its customers. Given the dynamic nature of the utility environmental and other related regulatory requirements, WPL has an integrated planning process that includes the determination of new generation, environmental compliance requirements and other operational needs. As part of WPL’s planning process, investments for environmental requirements are approved by WPL’s Board of Directors. The following are major environmental issues that could potentially have a significant impact on WPL’s financial condition, results of operations and cash flows. Refer to “Cash Flows Used For Investing Activities - Construction and Acquisition Expenditures” for information on WPL’s anticipated 2007 and 2008 environmental capital expenditures.

Air Quality - The 1990 Clean Air Act Amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. In 2005, the EPA finalized the Clean Air Interstate Rule (CAIR), which requires emission control upgrades to existing electric generating units with greater than 25 MW capacity. This rule will cap emission of sulfur dioxide (SO2) and nitrogen oxides (NOx) in 28 states (including Wisconsin) in the eastern U.S and, when fully implemented, reduce SO2 and NOx emissions in these states by over 70% and

60% from 2003 levels, respectively. The specific reductions for WPL will be determined by state-specific implementation plans, which could be more or less stringent than the noted 70% and 60% reductions. The first phase of compliance for SO2 and NOx is required by 2010 and 2009, respectively, and the second phase of compliance for both SO2 and NOx is required by 2015. This federal rule allows that additional reduction requirements may also be imposed at the state level for those areas that are in non-attainment with National Ambient Air Quality Standards (NAAQS). WPL has existing electric generating units located in non-attainment areas for the 8-hour ozone standard and may be subject to additional NOx emission reductions.

In 2005, the EPA also finalized the Clean Air Mercury Rule (CAMR) which requires mercury emission control upgrades for coal-fired generating units with greater than 25 MW capacity. When fully implemented, this rule will reduce U.S. utility (including WPL) mercury emissions by approximately 70% in a two-phased reduction approach. The first phase of compliance is required by 2010 and the second phase by 2018.

The final CAIR and CAMR rules were both effective in 2005 and, by September 2006 and November 2006, respectively, each state was to have submitted enforceable plans to the EPA for approval, which complied with the requirements of these rules. A federal implementation plan went into effect for those states that failed to file the state implementation plans by the respective due date. The federal implementation plan adopted the EPA’s model cap-and-trade program for meeting the state emission budgets under CAIR and CAMR. The EPA views the federal implementation plan as a temporary measure that remains effective until that state’s implementation plan is submitted and approved. Wisconsin continues planning for these rules and intends to file its state implementation plans with the EPA in the first quarter of 2007. WPL continues to participate in the development of the state implementation plans that impact its operations. WPL’s specific compliance plans will not be completed until states with jurisdictions impacting WPL have received approval from the EPA for their respective state implementation plans.

With the publication of the CAIR and CAMR rules in 2005, WPL completed a preliminary evaluation of these rulemakings based on the EPA’s model cap-and-trade program to meet the required state emission reductions in a flexible and cost effective manner. The resulting compliance plan for WPL includes investments in emission controls for its generating units as well as purchases of emission allowances. WPL’s estimated capital expenditures from its initial plans for 2007 through 2010 associated with the first phase of compliance for CAIR and CAMR are $100 million to $140 million. WPL expects additional capital investments for the second phase compliance with CAIR and CAMR to be significant and material. Based on WPL’s initial plan, estimates for capital expenditures for 2011 through 2018 required for phase two compliance with these rules are $150 million to $200 million. These estimates are based on industry average costs of technologies and expected outcomes of state implementation plans for these rules. In 2006, additional information became available on state compliance requirements, however all state implementation plans that impact WPL are not final. WPL is currently developing an updated compliance plan with revised cost estimates for emission control options for the affected generating units and continues to explore the potential use of the developing emission allowance markets as an option for compliance. WPL plans to finalize an updated compliance plan after state implementation plans are approved by the EPA in 2007.

In addition, WPL is aware that certain citizen groups have begun pursuing claims against owners of utility generating stations regarding excess emissions, including opacity emissions. While WPL has not received any such claims to date, it is aware that certain public comments have been submitted to the Wisconsin Department of Natural Resources (DNR) regarding excess emission reports for two of WPL’s generating facilities. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to these public comments. WPL continues to monitor its emissions closely to determine whether additional controls will be required. The anticipated additional capital investments for CAIR and CAMR compliance discussed above should contribute to improvements in opacity emissions. However, should more stringent opacity limits be required, the timing of investments and control equipment options to comply with these multiple regulatory requirements will need further evaluation.

There have been instances where citizen groups have pursued claims against utilities for alleged air permitting violations. While WPL has not received any such claims to date, WPL is aware of certain public comments that have been submitted to the Wisconsin DNR regarding the renewal of an air operating permit for one of WPL’s generating facilities and that a certain citizen group has filed a petition with the Wisconsin DNR regarding modification of an air operating permit for another WPL generating facility. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to these public comments.

WPL is also currently monitoring various other potential federal, state and local environmental rulemakings and activities, including, but not limited to: litigation of various federal rules issued under the statutory authority of the Clean Air Act Amendments; revisions to the New Source Review and Prevention of Significant Deterioration permitting programs;

Regional Haze evaluations for Best Available Retrofit Technology; ozone requirements for Reasonably Available Control Technology; revisions to the NAAQS including particulate matter; and several other legislative and regulatory proposals regarding the control of emission of air pollutants and greenhouse gases, including carbon dioxide, from a variety of sources, including generating facilities.

Water Quality - The EPA regulation under the Clean Water Act referred to as “316(b)” became effective in 2004. This regulation requires existing large generating facilities with cooling water intake structures to apply technology to minimize adverse environmental impacts to fish and other aquatic life. WPL has initially identified 3 generating facilities which it believes are impacted by 316(b) and is currently preparing evaluations of the potential impacts of the rule. In January 2007, a court decision on this rule remanded some aspects of the rule to the EPA for further consideration. WPL is currently unable to predict the final outcome, however expects that required capital investments and/or modifications resulting from this regulation could be significant.

WPL is also currently evaluating proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WPL’s generating facilities can discharge into Wisconsin waters. At this time, WPL is unable to predict the final outcome, but believes that required capital investments and/or modifications resulting from this regulation could be significant.

In 2004, FERC issued an order requiring WPL to develop a detailed engineering and biological evaluation of potential fish passages, to install an agency approved fish-protective device within one year and within three years to install an agency-approved fish passage at one of WPL’s hydroelectric generating facilities. WPL is working with the appropriate federal and state agencies to comply with these provisions and research solutions. In 2005, WPL filed a one-year extension request with FERC for the detailed engineering and biological evaluation of potential fish passages and installation of an agency approved fish-protective device. In October 2006, FERC approved the extension for completing the evaluation and installation for the downstream fish passage to April 2008 and upstream fish passage to April 2009. In January 2007, the federal and state agencies requested additional changes and further analysis on the fish passage designs. WPL is currently evaluating these latest agency requests and plans to file a new extension request with FERC in the third quarter of 2007. WPL believes that required capital investments and/or modifications resulting from this issue could be significant.

Land and Solid Waste - WPL has current or previous ownership interests in 14 manufactured gas plant (MGP) sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sties in order to protect public health and the environment. Refer to Note 12(e) of the “Notes to Consolidated Financial Statements” for estimates of the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s MGP sites.

WPL is also monitoring various other land and solid waste regulatory changes. This includes a potential EPA regulation for management of coal combustion product in landfills and surface impoundments that could require installation of monitoring wells at some facilities and an ongoing expanded groundwater monitoring program. Compliance with the polychlorinated biphenyls (PCB) Fix-it Rule/Persistent Organic Pollutants Treaty could possibly require replacement of all electrical equipment containing PCB insulating fluid which is a substance known to be harmful to human health. The Wisconsin Department of Commerce is proposing new rules related to flammable, combustible and hazardous liquids stored in above ground storage tanks in which the primary financial impact would be from a secondary containment requirement for all hazardous materials tanks and for hazardous material unloading areas. WPL is unable to predict the outcome of these possible regulatory changes at this time, but currently believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

Refer to Note 12(e) of the “Notes to Consolidated Financial Statements,” and “Construction and Acquisition Expenditures” for further discussion of environmental matters.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, interest rates and equity prices. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(j) and 11 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative financial instruments.

Commodity Price Risk - WPL is exposed to the impact of market fluctuations in the commodity price and transportation costs of electric, coal and natural gas products it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various durations for the forward sale and purchase of these commodities. WPL’s exposure to commodity price risks is also significantly mitigated by the current rate making structures in place for recovery of its electric fuel and purchased energy costs (fuel-related costs) as well as its cost of natural gas purchased for resale.

WPL’s wholesale electric tariffs provide for subsequent adjustments to its rates for changes in commodity costs thereby eliminating price risk for prudently incurred commodity costs. WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. Also, WPL currently has a gas performance incentive which includes a sharing mechanism whereby gains and losses relative to current commodity prices, as well as other benchmarks, are shared by WPL and its retail customers. Such rate mechanisms, combined with commodity derivatives discussed above, significantly reduce commodity risk associated with WPL’s wholesale electric and retail gas margins.

However, WPL’s retail electric margins are more exposed to the impact of changes in commodity prices due largely to the current retail recovery mechanisms in place in Wisconsin for fuel-related costs. WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future fuel-related costs anticipated during the test year. During each electric retail rate proceeding for WPL, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test year period, WPL can request and the PSCW can authorize an adjustment to future retail electric rates. As part of this process, the PSCW may authorize an interim fuel-related rate increase or decrease until final rates are determined. However, if an interim rate increase is granted and the final rate increase is less than the interim rate increase, WPL would refund the excess collection to customers at the current authorized return on equity rate. As part of WPL’s most recent retail rate case decision in January 2007, the PSCW approved annual forecasted fuel-related costs of $445 million or $29.65 per MWh for WPL’s test year and annual fuel monitoring ranges of plus or minus 2%. Based on the current retail recovery mechanism, WPL has exposure to its retail electric margins from increases in fuel-related costs above the forecasted fuel-related costs used to determine electric rates to the extent such increases are not recovered through prospective fuel only rate changes. WPL has additional commodity price risk resulting from the lag inherent in obtaining any approved rate relief for potential increases in fuel-related costs above the fuel monitoring ranges and the prospective nature of any rate relief which precludes WPL from recovering under recovered costs from ratepayers in the future.

Refer to “Rates and Regulatory Matters - Utility Fuel Cost Recovery” for additional details of the retail rate recovery mechanism in Wisconsin for electric fuel-related costs and a discussion of potential changes to the current retail fuel cost recovery mechanisms in Wisconsin which may impact commodity price risk associated with WPL’s future electric and gas retail margins. WPL is unable to determine the anticipated impact of changes in commodity prices on its future electric margins given the uncertainty of how future fuel-related costs will correlate with the retail electric rates in place and the outcome of the proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin.

Interest Rate Risk - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable rate debt and variable-rate leasing agreements. WPL manages this interest rate risk by limiting its variable interest rate exposure. Assuming no change in WPL’s consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2007 than in 2006, expense would increase (decrease) by approximately $1.8 million. This amount was determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on WPL’s consolidated variable-rate debt held and variable-rate lease balances at Dec. 31, 2006.

Equity Price Risk - WPL is exposed to equity price risk as a result of its investments in debt and equity securities, including securities held by its pension and other postretirement benefit plans.

New Accounting Pronouncements - Refer to Note 1(q) of the “Notes to Consolidated Financial Statements” for discussion of new accounting pronouncements impacting WPL.

Critical Accounting Policies - Based on historical experience and various other factors, WPL believes the following policies are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. WPL’s management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for a discussion of WPL’s accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it qualifies for the application of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS 71 recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between accounting principles generally accepted in the U.S. and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred.

WPL recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WPL’s regulatory assets and liabilities. WPL periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for further discussion.

Asset Valuations - Long-Lived Assets Held for Sale - WPL’s assets held for sale are reviewed for possible impairment each reporting period and impairment charges are recorded if the carrying value of such assets exceeds the estimated fair value less cost to sell. The fair values of WPL’s assets held for sale are generally determined based upon current market information including information from bid information received from potential buyers. If current market information is not available, WPL estimates the fair value of its assets held for sale utilizing appraisals or valuation techniques such as expected discounted future cash flows. WPL must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the respective assets.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WPL’s results of operations. At Dec. 31, 2006 and 2005, WPL’s unbilled revenues were $74 million and $78 million, respectively.

Accounting for Pensions and Other Postretirement Benefits - WPL accounts for pensions and other postretirement benefits under SFAS 87, “Employers’ Accounting for Pensions,” SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension and other postretirement liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension and other postretirement costs. WPL’s assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuary firm and an investment consulting firm. As of Sep. 30, 2006 (WPL’s measurement date), WPL’s future assumptions included a 5.85% discount rate to calculate benefit obligations and a 8.5% annual expected rate of return on investments. In selecting an assumed discount rate, WPL reviews various corporate Aa bond indices. The 8.5% annual expected rate of return is consistent with WPL’s historical returns and is based on projected long-term equity and bond returns, maturities and asset allocations. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of the impact of a change in the medical trend rates.

Income Taxes - WPL accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s income tax assets, liabilities, benefits and expense each period. These factors include assumptions regarding WPL’s future taxable income and the impacts from the completion of audits of the tax treatment of certain transactions. WPL’s assumptions are supported by historical data and reasonable projections and are reviewed quarterly by management. Significant changes in these assumptions could have a material impact on WPL’s financial condition and results of operations. WPL is required to adopt the provisions of Financial Accounting Standards Board Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes,” on Jan. 1, 2007. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for further discussion.

Accounting for Costs Related to the MISO Wholesale Energy Market - Effective April 1, 2005, MISO implemented the MISO Midwest Market, a bid-based energy market. The market requires that all market participants submit day-ahead and/or real-time bids and offers for energy at locations across the MISO region. MISO then calculates the most efficient solution for all the bids and offers made in the market that day, and determines a locational marginal price which reflects the market price for energy. As a participant in the new MISO Midwest Market, WPL is required to follow MISO’s instructions when dispatching generating units to support MISO’s responsibility for maintaining stability of the transmission system.

As a participant in MISO, WPL offers its generation and bids its demand into the market on an hourly basis, resulting in net receipt from or net obligation to MISO for each hour of each day. MISO aggregates these hourly transactions and currently provides updated settlement statements to market participants seven, 14, 55, 105, 252, 399 and 546 days after each operating day. In addition, MISO and its participants also have the ability to file with FERC for settlement periods which may extend beyond 546 days after each operating day. Each subsequent statement may contain billing adjustments which could have a material impact on WPL’s results of operations.

Other Future Considerations - In addition to items discussed earlier in MDA, the following items could impact WPL’s future financial condition or results of operations:

Incentive Compensation Plans - Alliant Energy’s total compensation program includes an incentive compensation program (ICP) which provides substantially all its employees (including WPL employees) an opportunity to receive annual short-term incentive cash payments based on the achievement of specific annual corporate goals for Alliant Energy, including, among others, earnings per share from continuing operations and cash flows from operations. Funding of the ICP is designed so that Alliant Energy’s shareowners are entitled to all earnings up to a pre-established earnings target. After achieving such target, there is a sharing mechanism of earnings between Alliant Energy’s shareowners and employees up to an established maximum funding amount for the ICP. In addition, the total compensation program for certain key employees includes long-term incentive awards issued under an Equity Incentive Plan (EIP). Refer to Note 6(b) of the “Notes to Consolidated Financial Statements” for additional discussion of outstanding awards issued under the EIP. WPL is currently unable to determine what impacts these incentive compensation plans will have on its future financial condition or results of operations.

Pension and Other Postretirement Benefits Costs - In December 2006, WPL contributed to its pension plans. These contributions are intended to satisfy the funding requirements for its pension plans through 2009 under the new minimum funding requirements included in the Pension Protection Act of 2006. Contributions in 2006 are expected to result in a decrease to WPL’s future pension and other postretirement benefits costs.

MISO Wholesale Energy Market - MISO is currently developing an ancillary services market to complement the existing wholesale energy market that MISO implemented in April 2005. The ancillary services market is currently projected to begin operation in the first half of 2008. MISO filed the applicable tariff for this new market with FERC in early 2007 and plans to develop systems and business processes related to the market over the course of 2007. WPL is monitoring the development of the ancillary services market to ensure that the rules associated with the market are reasonable, WPL is prepared for the start of the market and that costs and revenues associated with the market receive appropriate regulatory recovery treatment. WPL is currently unable to determine what impacts this new market will have on its future financial condition or results of operations.

Calpine Bankruptcy - In December 2005, Calpine filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code. WPL has PPAs with Calpine subsidiaries related to RockGen and Riverside. RockGen is part of the bankruptcy proceedings but Riverside is excluded. WPL utilizes RockGen primarily for capacity. WPL is currently evaluating its options should the PPA be terminated by the bankruptcy trustees. While WPL is unable to provide any assurances at this time, it does not expect the Calpine bankruptcy to have a material adverse impact on its future financial condition or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in common equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6(a) to the consolidated financial statements, at December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 1, 2007

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Operating revenues:
Electric utility	$1,111.4	$1,073.9	$939.8
Gas utility	273.9	322.3	253.8
Other	16.0	13.4	16.2

	1,401.3	1,409.6	1,209.8

Operating expenses:
Electric production fuel and purchased power	649.5	600.8	431.5
Cost of gas sold	174.8	231.9	165.8
Other operation and maintenance	245.3	259.1	282.1
Depreciation and amortization	107.3	107.9	111.0
Taxes other than income taxes	39.5	35.3	36.6

	1,216.4	1,235.0	1,027.0

Operating income	184.9	174.6	182.8

Interest expense and other:
Interest expense	48.3	40.4	33.5
Equity income from unconsolidated investments	(27.0)	(26.3)	(25.0)
Allowance for funds used during construction	(2.6)	(3.3)	(4.5)
Interest income and other	(1.3)	(2.2)	(1.2)

	17.4	8.6	2.8

Income before income taxes	167.5	166.0	180.0

Income taxes	62.2	60.9	66.3

Net income	105.3	105.1	113.7

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$102.0	$101.8	$110.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in millions)
ASSETS
Property, plant and equipment:
Electric plant in service	$2,111.7	$2,047.1
Gas plant in service	325.6	319.4
Other plant in service	189.3	222.0
Accumulated depreciation	(1,054.7)	(1,054.6)

Net plant	1,571.9	1,533.9
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $9.8 and $3.6	114.0	120.2
Construction work in progress	66.7	53.0
Other, less accumulated depreciation of $0.6 and $0.5	2.7	1.4

	1,755.3	1,708.5

Current assets:
Cash and cash equivalents	1.6	—
Accounts receivable:
Customer, less allowance for doubtful accounts of $1.5 and $2.1	153.1	167.5
Other, less allowance for doubtful accounts of $ 0.1 and $0.6	49.6	40.0
Production fuel, at weighted average cost	26.7	20.2
Materials and supplies, at weighted average cost	19.8	18.2
Gas stored underground, at weighted average cost	28.6	40.2
Regulatory assets	66.4	32.7
Prepaid gross receipts tax	35.6	31.8
Assets held for sale	24.3	26.1
Other	25.1	33.7

	430.8	410.4

Investments:
Investment in American Transmission Company LLC	166.2	152.4
Other	21.4	44.6

	187.6	197.0

Other assets:
Regulatory assets	211.8	168.9
Deferred charges and other	113.6	182.8

	325.4	351.7

Total assets	$2,699.1	$2,667.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2006	2005
	(in millions, except per share and share amounts)
CAPITALIZATION AND LIABILITIES
Capitalization (Refer to Consolidated Statements of Capitalization):
Common stock - $5 par value - authorized 18,000,000 shares; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	568.6	525.8
Retained earnings	483.5	473.7
Accumulated other comprehensive loss	(7.5)	(3.1)

Total common equity	1,110.8	1,062.6

Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	298.6	364.3

	1,469.4	1,486.9

Current liabilities:
Current maturities	105.0	—
Variable rate demand bonds	—	39.1
Commercial paper	134.9	93.5
Accounts payable	91.4	122.3
Accounts payable to associated companies	39.6	29.7
Regulatory liabilities	52.0	86.2
Derivative liabilities	44.4	19.0
Liabilities held for sale	1.3	2.2
Other	30.3	32.5

	498.9	424.5

Other long-term liabilities and deferred credits:
Deferred income taxes	255.5	224.8
Regulatory liabilities	168.7	191.9
Capital lease obligations - Sheboygan Falls Energy Facility	118.6	120.8
Pension and other benefit obligations	70.6	101.8
Other	117.4	116.9

	730.8	756.2

Commitments and contingencies (Note 12)
Total capitalization and liabilities	$2,699.1	$2,667.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$105.3	$105.1	$113.7
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	107.3	107.9	111.0
Other amortizations	33.5	35.7	41.4
Deferred tax expense (benefit) and investment tax credits	41.6	(3.5)	8.5
Equity income from unconsolidated investments	(27.0)	(26.3)	(25.0)
Distributions from equity method investments	23.2	24.7	20.5
Other	(1.4)	(1.0)	(3.7)
Other changes in assets and liabilities:
Accounts receivable	4.8	(37.3)	(16.9)
Sale of accounts receivable	—	—	(50.0)
Income tax refunds receivable	(1.9)	—	16.8
Gas stored underground	11.6	(9.9)	(6.0)
Prepaid pension costs	(11.1)	(1.7)	(11.1)
Regulatory assets	(39.7)	(91.5)	(67.0)
Derivative assets	10.5	(12.4)	(3.4)
Accounts payable	(17.6)	36.4	8.6
Accrued taxes	(7.3)	1.7	3.2
Regulatory liabilities	(58.1)	23.2	(18.7)
Derivative liabilities	26.0	13.8	3.1
Pension and benefit obligations	(15.3)	15.4	55.9
Other	(21.8)	(3.7)	18.4

Net cash flows from operating activities	162.6	176.6	199.3

Cash flows used for investing activities:
Utility construction and acquisition expenditures	(162.5)	(185.3)	(211.5)
Proceeds from asset sales	4.1	80.1	—
Purchases of securities within nuclear decommissioning trusts	—	(6.1)	(209.5)
Sales of securities within nuclear decommissioning trusts	—	83.4	357.7
Changes in restricted cash within nuclear decommissioning trusts	23.5	(17.3)	(151.1)
Other	(14.1)	2.3	0.1

Net cash flows used for investing activities	(149.0)	(42.9)	(214.3)

Cash flows used for financing activities:
Common stock dividends	(92.2)	(89.8)	(89.0)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contribution from parent	42.6	—	—
Proceeds from issuance of long-term debt	39.1	—	100.0
Reductions in long-term debt	(39.1)	(88.0)	(62.0)
Net change in short-term borrowings	41.4	46.5	47.0
Other	(0.5)	0.8	(4.7)

Net cash flows used for financing activities	(12.0)	(133.8)	(12.0)

Net increase (decrease) in cash and cash equivalents	1.6	(0.1)	(27.0)

Cash and cash equivalents at beginning of period	—	0.1	27.1

Cash and cash equivalents at end of period	$1.6	$—	$0.1

Supplemental cash flows information:
Cash paid during the period for:
Interest	$48.7	$41.9	$31.3

Income taxes, net of refunds	$31.4	$64.1	$40.4

Noncash investing and financing activities:
Capital lease obligations incurred	$—	$123.8	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2006	2005
	(dollars in millions, except per share amounts)
Common equity (Refer to Consolidated Balance Sheets)	$1,110.8	$1,062.6

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable - authorized 3,750,000 shares, maximum aggregate stated value $150, redeemable any time:
$100 stated value - 4.50% series, 99,970 shares outstanding	10.0	10.0
$100 stated value - 4.80% series, 74,912 shares outstanding	7.5	7.5
$100 stated value - 4.96% series, 64,979 shares outstanding	6.5	6.5
$100 stated value - 4.40% series, 29,957 shares outstanding	3.0	3.0
$100 stated value - 4.76% series, 29,947 shares outstanding	3.0	3.0
$100 stated value - 6.20% series, 150,000 shares outstanding	15.0	15.0
$25 stated value - 6.50% series, 599,460 shares outstanding	15.0	15.0

	60.0	60.0

Long-term debt, net:
Pollution Control Revenue Bonds:
2006 Series A, variable rate (3.85% at Dec. 31, 2006), due 2015	14.6	—
2006 Series B, variable rate (3.85% at Dec. 31, 2006), due 2014 and 2015	24.5	—

	39.1	—
First Mortgage Bonds:
1984 Series A, variable rate (3.8% at Dec. 31, 2005), due 2014, retired early in 2006	—	8.5
1988 Series A, variable rate (3.7% at Dec. 31, 2005), due 2015, retired early in 2006	—	14.6
1991 Series A, variable rate (3.88% at Dec. 31, 2005), due 2015, retired early in 2006	—	16.0

	—	39.1
Other:
Debentures, 7%, due 2007	105.0	105.0
Debentures, 5.7%, due 2008	60.0	60.0
Debentures, 7.625%, due 2010	100.0	100.0
Debentures, 6.25%, due 2034	100.0	100.0

	365.0	365.0

Total, gross	404.1	404.1
Less:
Current maturities	(105.0)	—
Variable rate demand bonds	—	(39.1)
Unamortized debt discount, net	(0.5)	(0.7)

Total long-term debt, net	298.6	364.3

Total capitalization	$1,469.4	$1,486.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in millions)
2004:
Beginning balance (a)	$66.2	$525.6	$440.3	($20.3)	$1,011.8
Earnings available for common stock			110.4		110.4
Minimum pension liability adjustment, net of tax of $11.7				17.6	17.6

Total comprehensive income					128.0
Common stock dividends			(89.0)		(89.0)
Other		0.1			0.1

Ending balance	66.2	525.7	461.7	(2.7)	1,050.9
2005:
Earnings available for common stock			101.8		101.8
Minimum pension liability adjustment, net of tax of ($0.3)				(0.4)	(0.4)

Total comprehensive income					101.4
Common stock dividends			(89.8)		(89.8)
Other		0.1			0.1

Ending balance	66.2	525.8	473.7	(3.1)	1,062.6
2006:
Earnings available for common stock			102.0		102.0
Minimum pension liability adjustment, net of tax of $0.7				0.8	0.8

Total comprehensive income					102.8
Common stock dividends			(92.2)		(92.2)
Capital contribution from parent		42.6			42.6
SFAS 158 transition adjustment, net of tax of ($4.2) (Note 6(a))				(5.2)	(5.2)
Other		0.2			0.2

Ending balance	$66.2	$568.6	$483.5	($7.5)	$1,110.8

(a)	Accumulated other comprehensive loss at Jan. 1, 2004 consisted entirely of minimum pension liability adjustments.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General - The consolidated financial statements include the accounts of WPL and its principal consolidated subsidiaries WPL Transco LLC and South Beloit Water, Gas and Electric Company (South Beloit). In February 2007, WPL completed the sale of its Illinois electric distribution and gas properties within South Beloit. Refer to Note 16 for further discussion. WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and various other energy-related services. WPL’s service territories are located in south and central Wisconsin.

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. All significant intercompany balances and transactions, other than certain energy-related transactions affecting South Beloit, have been eliminated from the consolidated financial statements. Such energy-related transactions not eliminated are made at prices that approximate market value and the associated costs are recoverable from customers through the rate making process. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.) (GAAP), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation. Unless otherwise noted, the notes herein have been revised to exclude discontinued operations and assets and liabilities held for sale for all periods presented.

Unconsolidated investments, which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% voting interest), are accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WPL’s equity in net income or loss, which is included in “Equity income from unconsolidated investments” in the Consolidated Statements of Income, and decreased for any dividends received. These investments are also increased or decreased for WPL’s proportionate share of the investee’s other comprehensive income (loss), which is included in “Accumulated other comprehensive loss” on the Consolidated Balance Sheets. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

(b) Regulatory Assets and Liabilities - WPL is subject to regulation by FERC and various state regulatory commissions. As a result, WPL is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation,” which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (in millions):

	2006	2005
Pension and other postretirement benefits (Note 6(a))	$107.1	$45.9
Derivatives (Note 11(a))	46.5	20.5
Kewaunee Nuclear Power Plant (Kewaunee) outage in 2005	20.1	19.4
Excess allowance for funds used during construction (AFUDC) (Note 1(e))	12.8	12.4
Asset retirement obligations (AROs) (Note 17)	12.0	10.7
Tax-related (Note 1(c))	11.0	14.0
Kewaunee sale	10.9	16.1
Debt redemption costs (Note 1(p))	9.1	9.1
Environmental-related (Note 12(e))	8.1	9.0
Costs for base-load, clean air compliance and wind projects	7.6	0.8
Energy conservation program costs	6.7	9.3
Coal delivery disruptions	—	12.3
Other	26.3	22.1

	$278.2	$201.6

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by WPL’s shareowners. At Dec. 31, the regulatory assets representing past expenditures that were not earning returns were as follows (dollars in millions):

	2006	2005
Regulatory assets not earning returns	$8	$8
Weighted average remaining life (in years)	5	5

Pension and Other Postretirement Benefits - In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires the recognition of gains and losses, prior service costs and credits and transition assets and obligations, which have not previously been amortized and recognized as a component of net periodic benefits costs pursuant to SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” through accumulated other comprehensive income or loss. The Public Service Commission of Wisconsin (PSCW) has authorized WPL to record the retail portion of its previously unrecognized gains and losses, prior service costs and credits and transition assets and obligations as “Regulatory assets” in lieu of “Accumulated other comprehensive loss” on its Consolidated Balance Sheet. These regulatory assets will be increased or decreased as the gains or losses, prior service costs or credits, and transition assets or obligations are subsequently amortized and recognized as a component of net periodic benefit costs. Refer to Notes 1(q) and 6(a) for additional information regarding SFAS 158.

Asset Retirement Obligations - WPL believes it is probable that any differences between expenses accrued for legal AROs calculated under SFAS 143, “Accounting for Asset Retirement Obligations,” and FASB Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations - an interpretation of SFAS 143,” and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference as a regulatory asset.

Kewaunee Outage in 2005 - WPL received approval from the PSCW to defer, beginning April 15, 2005, incremental fuel related costs associated with the extension of an unplanned outage at Kewaunee, which occurred from February 2005 to early July 2005. The PSCW also approved the deferral of incremental operation and maintenance costs related to the unplanned outage. In January 2007, WPL received approval from the PSCW to recover these costs over a two-year period through 2008.

Kewaunee Sale - WPL received approval from the PSCW to defer all gains, losses, and transaction costs associated with the sale of Kewaunee. In July 2005, WPL completed the sale of its interest in Kewaunee and recognized a loss (including transaction costs but excluding the benefits of the non-qualified decommissioning trust assets discussed in “Regulatory Liabilities”) of $16 million from the sale. At Dec. 31, 2006 and 2005, WPL recorded regulatory asset reserves of $5 million and $9 million, respectively, primarily related to the uncertainty regarding the level of recovery of WPL’s loss on the sale of its interest in Kewaunee. These reserves are reflected as a reduction to regulatory assets in the “Other” line in the above table. The reduction in the reserve and the reduction in the Kewaunee Sale regulatory asset reflect the impacts of WPL’s wholesale rate case settlement in 2006 which addressed recovery of the wholesale portion of the loss and the PSCW order associated with WPL’s 2007 base rate case which allowed WPL recovery of a portion of the loss from its retail customers. WPL will seek recovery of the remaining loss from its retail customers in future rate cases.

Coal Delivery Disruptions - WPL received approval from the PSCW to defer, beginning Aug. 3, 2005, the retail portion of incremental purchased power energy costs associated with coal conservation efforts at WPL due to coal delivery disruptions. The coal delivery disruptions were caused by railroad train derailments in Wyoming that caused damage to heavily-used joint railroad lines that supply coal to numerous generating facilities in the U.S., including facilities owned by WPL and its joint partners. In September 2006, the PSCW approved recovery of $20 million ($8 million deferred in 2006 and $12 million deferred in 2005) of these deferred costs by including them as a component of the fuel-related costs used to determine final rates in WPL’s fuel-related rate case. As a result of the PSCW decision, the $20 million of previously deferred costs were recorded in “Electric production fuel and purchased power” in the Consolidated Statement of Income in 2006.

Other - WPL periodically assesses whether its regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. WPL records reserves for those regulatory assets that are no longer probable of future recovery. While WPL feels its remaining regulatory assets are probable of future recovery, no assurance can be made that WPL will recover these regulatory assets in future rates.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2006	2005
Cost of removal obligations	$149.7	$148.0
Kewaunee decommissioning trust assets	19.3	70.6
Gas performance incentive (Note 1(h) and Note 2)	16.3	12.0
Tax-related (Note 1(c))	16.1	18.0
Derivatives (Note 11(a))	6.6	17.1
Fuel cost recovery (Note 1(h))	3.2	1.7
Emission allowances	1.6	1.6
Other	7.9	9.1

	$220.7	$278.1

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of Removal Obligations - WPL collects in rates future removal costs for many assets that do not have an associated legal ARO. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Kewaunee Decommissioning Trust Assets - Pursuant to approval from FERC, WPL returned the wholesale portion of the Kewaunee-related non-qualified decommissioning trust assets of $21.5 million to its wholesale customers in 2006. In 2005, WPL received approval from the PSCW to return the retail portion of the Kewaunee-related non-qualified decommissioning trust assets to customers over a two-year period through reduced rates that were effective beginning in July 2005.

(c) Income Taxes - WPL is subject to the provisions of SFAS 109, “Accounting for Income Taxes,” and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed and are generally related to research and development.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WPL established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates through July 2007.

Refer to Note 1(q) for discussion of WPL’s adoption of FIN 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109.

(d) Cash and Cash Equivalents - Cash and cash equivalents include short-term liquid investments that have original maturities of less than 90 days.

(e) Utility Property, Plant and Equipment - General - Utility plant is recorded at the original cost of construction, which includes material, labor, contractor services, AFUDC and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of utility plant and salvage value are netted and charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized. Removal costs incurred are charged to a regulatory liability.

Electric plant in service - Electric plant in service by functional category at Dec. 31 was as follows (in millions):

	2006	2005
Distribution	$1,206.3	$1,143.1
Generation	855.6	840.3
Other	49.8	63.7

	$2,111.7	$2,047.1

Depreciation - WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW and the Illinois Commerce Commission (ICC). The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group deprecation rates. These depreciation studies are generally conducted by third party experts, analyzed by management and are subject to review and approval by the PSCW. Depreciation expense is included within the recoverable cost of service included in rates charged to customers. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2006	2005	2004
Electric	3.5%	3.6%	3.5%
Gas	3.7%	3.8%	4.0%

AFUDC - AFUDC represents costs to finance construction additions including a return on equity component and cost of debt component as required by regulatory accounting. The concurrent credit for the amount of AFUDC capitalized is recorded as “Allowance for funds used during construction” in the Consolidated Statements of Income. The amount of AFUDC generated by equity and debt components was as follows (in millions):

	2006	2005	2004
Equity	$2.0	$2.7	$3.7
Debt	0.6	0.6	0.8

	$2.6	$3.3	$4.5

WPL records a regulatory asset for all retail jurisdiction construction projects equal to the difference between the AFUDC calculated in accordance with PSCW guidelines and the AFUDC authorized by FERC and amortizes the regulatory asset at a composite rate and time frame established during each rate case. The AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2006	2005	2004
PSCW formula - retail jurisdiction	15.1%	15.1%	15.2%
FERC formula - wholesale jurisdiction	5.0%	6.7%	12.5%

(f) Other Property, Plant and Equipment - Other property, plant and equipment is recorded at the original cost of construction, which includes material, labor and contractor services. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. The majority of other property, plant and equipment is depreciated using the straight-line method, primarily over periods ranging from five to 15 years. Upon retirement or sale of other property, plant and equipment, the original cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income.

(g) Operating Revenues - Revenues are primarily from electric and natural gas sales and deliveries and are recorded under the accrual method of accounting and recognized upon delivery. Effective April 1, 2005, the Midwest Independent System Operator (MISO) implemented the MISO Midwest Market, a bid-based energy market. The market requires that all market participants, including WPL, submit hourly day-ahead and/or real-time bids and offers for energy at locations across the MISO region. The day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from MISO of megawatt-hours (MWhs) for each hour of each day. The net supply to MISO is recorded in “Electric utility operating revenues” and net purchase from MISO is recorded in “Electric production fuel and purchased power” in the Consolidated Statements of Income.

WPL accrues revenues for services rendered but unbilled at month-end. WPL serves as a collection agent for sales or various other taxes and record revenues on a net basis. The revenues do not include the collection of the aforementioned taxes.

(h) Utility Fuel Cost Recovery - WPL’s retail electric rates approved by the PSCW are based on forecasts of forward looking test year periods and include estimates of future fuel and purchased energy costs anticipated during the test year. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine base rates. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test year period, WPL and/or other parties can request, and the PSCW can authorize, an adjustment to future retail electric rates based on changes in fuel costs only. The PSCW may authorize an interim rate increase; however, if the final rate increase is less than the interim rate increase, WPL must refund the excess collection to customers with interest at the current authorized return on common equity rate. Recovery of capacity-related charges associated with WPL’s purchased power costs and network transmission charges are recovered from electric customers through changes in base rates. WPL’s wholesale electric rates provide for subsequent adjustments to rates for changes in the cost of fuel and purchased energy. WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. Also, in 2006, 2005 and 2004, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains or losses relative to current commodity prices and benchmarks were retained by WPL, with the remainder refunded to or recovered from customers. Refer to Note 1(b) for additional information regarding fuel cost recovery.

(i) Generating Facility Outages - Operating expenses incurred during refueling outages at Kewaunee were expensed as incurred. The maintenance costs incurred during outages for WPL’s various other generating facilities are also expensed as incurred.

(j) Derivative Financial Instruments - WPL uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices and volatility in a portion of electric and natural gas sales volumes due to weather. WPL does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated and qualify as cash flow hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of WPL’s derivatives generally have no impact on its results of operations, as they are generally reported as changes in regulatory assets and liabilities. WPL has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are accounted for on the accrual basis of accounting. Refer to Notes 11 and 12(f) for further discussion of WPL’s derivative financial instruments and related credit risk, respectively.

(k) Pension and Other Postretirement Benefits Plans - For the defined benefit pension and other postretirement benefits plans sponsored by Alliant Energy Corporate Services, Inc. (Corporate Services), a subsidiary of Alliant Energy, Alliant Energy allocates costs and contributions to WPL based on labor costs of plan participants and any related obligations based on the funded status of the WPL group.

(l) Asset Valuations - Long-lived assets to be held and used, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows. Refer to Note 1(b) for discussion of regulatory assets.

Long-lived assets held for sale are reviewed for possible impairment each reporting period and impairment charges are recorded if the carrying value of such asset exceeds the estimated fair value less cost to sell. The fair value is determined by the use of bid information from potential buyers, quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value.

(m) Operating Leases - WPL has certain purchased power agreements (PPAs) that are accounted for as operating leases. Costs associated with these PPAs are included in “Electric production fuel and purchased power” in the Consolidated Statements of Income based on monthly payments for these PPAs. Monthly capacity payments related to one of these PPAs is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with market pricing and the expected usage of energy from the facility.

(n) Emission Allowances - Emission allowances are granted by the U.S. Environmental Protection Agency (EPA) to sources of pollution that allow the release of a prescribed amount of pollution each year. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Emission allowances granted by the EPA are valued at a zero-cost basis. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period.

(o) Asset Retirement Obligations - SFAS 143 requires that when an asset is placed in service the present value of any retirement costs associated with that asset for which WPL has a legal obligation must be recorded as a liability with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. On Dec. 31, 2005, WPL adopted FIN 47, which clarifies the term “conditional AROs,” as discussed in SFAS 143, and when an entity would have sufficient information to reasonably estimate the fair value of an ARO. FIN 47 concludes that conditional AROs are within the scope of SFAS 143.

(p) Debt Issuance and Retirement Costs - WPL defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. For debt retired early with no subsequent re-issuance, WPL amortizes over the remaining original life any unamortized debt issuance costs, premiums or discounts. As permitted by regulatory authorities, gains or losses resulting from the refinancing of debt by WPL is deferred and amortized over the life of the new debt issued.

(q) New Accounting Pronouncements - In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115,” which provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. WPL is required to adopt SFAS 159 by Jan. 1, 2008 and is evaluating the implications of SFAS 159 on its financial condition and results of operations.

In September 2006, the FASB issued SFAS 158, which requires an employer to recognize the overfunded or underfunded status of its benefit plans as an asset or liability on its balance sheet and to recognize the changes in the funded status of its benefit plans in the year in which they occur as a component of other comprehensive income. Refer to Note 1(b) for discussion of regulatory authorizations which allow WPL to record a portion of the changes in the funded status of its benefit plans as regulatory assets in lieu of other comprehensive loss. Refer to Note 6(a) for additional details of the impacts of WPL adopting SFAS 158 on Dec. 31, 2006. SFAS 158 also requires an employer to measure benefit plan assets and obligations as of the end of its fiscal year. WPL is required to adopt this provision of SFAS 158 by Dec. 31, 2008.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. WPL is required to adopt SFAS 157 by Jan. 1, 2008 and is evaluating the implications of SFAS 157 on its financial condition and results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. WPL adopted SAB 108 on Dec. 31, 2006 with no material impact on its financial condition or results of operations.

In July 2006, the FASB issued FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109. FIN 48, which is effective Jan. 1, 2007, establishes standards for measurement and recognition in financial statements of tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Differences between the amounts recognized on the balance sheet prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative effect adjustment recorded to the beginning balance of retained earnings. WPL continues to evaluate the impact of the adoption of FIN 48, including evaluation of certain matters that could significantly impact the anticipated reduction in retained earnings resulting from adoption.

Refer to Note 6(b) for discussion of SFAS 123(R), “Share-Based Payment,” which was adopted by WPL on Jan. 1, 2006.

(2)	UTILITY RATE MATTERS

In January 2007, WPL received approval from the PSCW to begin refunding $13 million to its natural gas customers for the customers’ portion of gains realized from its gas performance incentive program for the period from November 2005 to October 2006. In January and February of 2007, 80%, or $10 million, of the total expected refund amount was refunded to customers. The remainder of the refund will be completed later in 2007 after the PSCW completes its audit of the refund amount. At Dec. 31, 2006, WPL reserved for all amounts related to these refunds. Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery and Note 1(b) for discussion of various other rate matters.

(3)	LEASES

(a) Operating Leases - WPL has entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain PPAs. These PPAs contain fixed rental payments related to capacity and transmission rights and contingent rental payments related to the energy portion (actual MWhs) of the respective agreements. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2006	2005	2004
Operating lease rental expenses (excluding contingent rentals)	$90	$91	$63
Contingent rentals related to certain PPAs	23	28	33
Other contingent rentals	1	—	1

	$114	$119	$97

At Dec. 31, 2006, WPL’s future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2007	2008	2009	2010	2011	Thereafter	Total
Certain PPAs	$79	$72	$63	$57	$58	$76	$405
Synthetic leases	7	3	3	5	1	7	26
Other	2	1	1	2	1	4	11

	$88	$76	$67	$64	$60	$87	$442

The PPAs meeting the criteria as operating leases are such that, over the contract term, Alliant Energy has exclusive rights to all or a substantial portion of the output from a specific generating facility. The PPAs total in the above table includes $357 million and $39 million related to the Riverside Energy Center (Riverside) and RockGen Energy Center (RockGen) PPAs, respectively. Alliant Energy’s PPAs with Calpine Corporation (Calpine) subsidiaries related to RockGen and Riverside provide Alliant Energy the option to purchase these two facilities in 2009 and 2013, respectively. Refer to Note 18 for additional information concerning the impacts of FIN 46R, “Consolidation of Variable Interest Entities,” on these two PPAs and Calpine’s bankruptcy filing.

The synthetic leases in the above table relate to the financing of utility railcars and a utility radio dispatch system. The entities that lease these assets to WPL do not meet the consolidation requirements per FIN 46R, and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of its synthetic leases which total $8 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to nine years. Residual value guarantee amounts have been included in the above table.

(b) Capital Lease - In the second quarter of 2005, WPL entered into a 20-year agreement with Alliant Energy Resources, Inc.’s (Resources’) Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in June 2005 when SFEF began commercial operations. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In May 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in June 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW will review the capital structure, return on equity and cost of debt every five years from the date of the final decision. The capital lease is amortized using the straight-line method over the 20-year lease term. WPL’s retail rate cases, beginning with the 2005/2006 retail rate case that became effective in July 2005, include recovery of the monthly SFEF lease payment amounts from WPL’s customers. In 2006 and 2005, SFEF lease expenses were $19.3 million and $11.3 million ($13.1 million and $7.7 million included in “Interest expense” and $6.2 million and $3.6 million included in “Depreciation and amortization” in the Consolidated Statements of Income), respectively. At Dec. 31, 2006, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

2007	2008	2009	2010	2011	There- after	Total	Less: amount representing interest	Present value of net minimum capital lease payments
$15	$15	$15	$15	$15	$203	$278	$157	$121

(4)	SALE OF ACCOUNTS RECEIVABLE

In March 2004, WPL discontinued its participation in the utility customer accounts receivable sales program.

(5)	INCOME TAXES

The components of income tax expense (benefit) for WPL were as follows (in millions):

	2006	2005	2004
Current tax expense:
Federal	$18.9	$53.0	$45.2
State	2.4	13.4	13.3
Deferred tax expense (benefit):
Federal	36.6	(3.5)	9.7
State	6.6	1.4	0.4
Investment tax credits	(1.5)	(1.5)	(1.6)
Research and development tax credits	(0.8)	(1.9)	(0.7)

	$62.2	$60.9	$66.3

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries, the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities. Separate return amounts are adjusted for state apportionment benefits net of federal tax and the impact of the Public Utility Holding Company Act of 1935, which prohibited the retention of tax benefits at the parent level prior to its repeal in the first quarter of 2006. Any difference between the separate return methodology and the actual consolidated return is allocated as prescribed in Alliant Energy’s tax allocation agreement. In 2006, 2005 and 2004, WPL realized net benefits of $0.1 million, $1.5 million and $1.2 million, respectively, related to state apportionment and allocation of parent tax benefits.

The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2006	2005	2004
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	5.6	7.5	6.2
Adjustment of prior period taxes	—	(0.7)	(1.5)
Research and development tax credits	(0.5)	(1.2)	(0.4)
Amortization of excess deferred taxes	(0.6)	(0.9)	(0.5)
Amortization of investment tax credits	(0.9)	(0.9)	(0.9)
Other items, net	(1.5)	(2.1)	(1.1)

Overall effective income tax rate	37.1%	36.7%	36.8%

Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities. The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2006			2005
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	$—	$212.2	$212.2	$—	$214.2	$214.2
Investment in American Transmission Co. LLC (ATC)	—	46.3	46.3	—	43.7	43.7
Prepaid gross receipts tax	—	14.1	14.1	—	—	—
Pension and other benefit obligations	—	7.9	7.9	—	7.8	7.8
Regulatory liability - decommissioning	(8.6)	—	(8.6)	(28.3)	—	(28.3)
Investment tax credits	(11.0)	—	(11.0)	(12.0)	—	(12.0)
Customer advances	(12.8)	—	(12.8)	(12.7)	—	(12.7)
Other	(20.6)	21.4	0.8	(17.8)	22.7	4.9

	($53.0)	$301.9	$248.9	($70.8)	$288.4	$217.6

			2006			2005
Other current assets			($6.6)			($7.2)
Deferred income taxes			255.5			224.8

Total deferred tax (assets) and liabilities			$248.9			$217.6

(6)	BENEFIT PLANS

(a) Pension Plans and Other Postretirement Benefits - Substantially all of WPL’s employees are covered by non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory. The assumptions at the measurement date of Sep. 30 were as follows (N/A=Not Applicable):

	Qualified Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate for benefit obligations	5.85%	5.5%	6%	5.85%	5.5%	6%
Discount rate for net periodic cost	5.5%	6%	6%	5.5%	6%	6%
Expected return on plan assets	8.5%	9%	9%	8.5%	9%	9%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	9%	9%	10%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

The expected return on plan assets is determined by analysis of forecasted asset class returns as well as actual returns for the plan over the past 10 years. An adjustment to the returns to account for active management of the assets is also made in the analysis. The obligations are viewed as long-term commitments. A long-term approach is also used when determining the expected rate of return on assets, which is reviewed on an annual basis.

The components of WPL’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$6.1	$5.3	$5.0	$4.2	$4.4	$4.0
Interest cost	13.2	12.2	11.2	5.4	6.3	5.4
Expected return on plan assets	(17.9)	(17.0)	(15.9)	(1.8)	(1.8)	(1.7)
Amortization of (a):
Transition obligation	—	—	—	0.8	1.1	1.1
Prior service cost (credit)	0.8	0.8	0.6	(0.1)	—	—
Actuarial loss	4.5	3.4	3.0	1.2	2.4	1.4
Special termination benefits	—	—	—	—	0.1	—

Income statement impacts	6.7	4.7	3.9	9.7	12.5	10.2
Special termination benefits	—	—	—	—	1.0	—

	$6.7	$4.7	$3.9	$9.7	$13.5	$10.2

(a)	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs (credits) are amortized over the average future service lives of the participants. Unrecognized net transition obligations related to other postretirement benefits are amortized over a 20-year period ending 2012.

WPL’s net periodic benefit cost is primarily included in “Other operation and maintenance” in the Consolidated Statements of Income.

In the above table, the pension benefits costs represent only those respective costs for bargaining unit employees of WPL covered under the bargaining unit pension plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Corporate Services provides services to WPL. The following table includes qualified pension benefits costs for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated pension and other postretirement benefits costs associated with Corporate Services for WPL as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Non-bargaining WPL employees participating in other plans	$0.9	$0.8	$0.5	N/A	N/A	N/A
Allocated Corporate Services costs	2.2	2.2	2.1	$1.3	$2.9	$1.6

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefits costs. A 1% change in the medical trend rates for 2006, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.8	($0.7)
Effect on postretirement benefit obligation	$5.1	($5.1)

The benefit obligations and assets associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy’s Consolidated Financial Statements and are not reported in the following tables. A reconciliation of the funded status of WPL’s qualified pension benefits and other postretirement benefits plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Pension Benefits		Other Postretirement
	2006	2005	2006	2005
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$237.3	$202.5	$98.3	$105.3
Service cost	6.1	5.3	4.2	4.4
Interest cost	13.2	12.2	5.4	6.3
Plan participants’ contributions	—	—	1.9	1.8
Plan amendments	—	—	(12.2)	—
Actuarial (gain) loss	(15.0)	24.9	(1.1)	(12.7)
Special termination benefits	—	—	—	1.1
Gross benefits paid	(8.2)	(7.6)	(7.9)	(7.9)
Federal subsidy on other postretirement benefits paid	—	—	0.4	—

Net projected benefit obligation at measurement date	233.4	237.3	89.0	98.3

Change in plan assets (a):
Fair value of plan assets at beginning of year	214.7	192.9	20.6	20.7
Actual return on plan assets	18.8	22.4	1.6	1.9
Employer contributions	—	7.0	5.3	4.1
Plan participants’ contributions	—	—	1.9	1.8
Gross benefits paid	(8.2)	(7.6)	(7.9)	(7.9)

Fair value of plan assets at measurement date	225.3	214.7	21.5	20.6

Funded status at measurement date	(8.1)	(22.6)	(67.5)	(77.7)
Unrecognized net actuarial loss (b)	n/a	78.1	n/a	21.3
Unrecognized prior service cost (credit) (b)	n/a	7.3	n/a	(0.1)
Unrecognized net transition obligation (b)	n/a	—	n/a	8.0

Net amount recognized at measurement date	(8.1)	62.8	(67.5)	(48.5)
Contributions paid after Sep. 30 and prior to Dec. 31	6.0	—	2.2	1.7
Federal subsidy on other postretirement benefits paid	—	—	(0.2)	—

Net amount recognized at Dec. 31	($2.1)	$62.8	($65.5)	($46.8)

Amounts recognized on the Consolidated Balance Sheets consist of:
Prepaid pension costs (c)	n/a	$62.8	n/a	$1.8
Accrued benefit cost (c)	n/a	—	n/a	(48.6)
Deferred charges and other	$—	n/a	$2.3	n/a
Other current liabilities	—	n/a	(5.8)	n/a
Pension and other benefit obligations	(2.1)	n/a	(62.0)	n/a

Net amount recognized at Dec. 31	($2.1)	$62.8	($65.5)	($46.8)

Amounts recognized in Regulatory Assets and Accumulated Other Comprehensive Loss (AOCL) consist of:
Net actuarial loss	$57.7	n/a	$19.4	n/a
Prior service cost (credit)	6.5	n/a	(5.2)	n/a

	$64.2	n/a	$14.2	n/a

(a)	WPL calculates the fair value of plan assets by using the straight market value of assets approach.

(b)	As a result of the adoption of SFAS 158 as of Dec. 31, 2006, these amounts were recorded on the financial statements and this reconciliation is no longer applicable.

(c)	As a result of the adoption of SFAS 158 as of Dec. 31, 2006, WPL recognized the underfunded status of its pension benefits and other postretirement benefits plans as assets or liabilities on its Consolidated Balance Sheet as of Dec. 31, 2006 and these items are no longer applicable for 2006.

Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for discussion of regulatory authorizations which allow WPL to record the retail portion of its previously unrecognized net actuarial loss, prior service costs and credits, and transition assets and obligations in “Regulatory assets” in lieu of “Accumulated other comprehensive loss” on its Consolidated Balance Sheets.

In addition to the amounts recognized in “Regulatory assets” and “AOCL” in the previous table, at Dec. 31, 2006 and 2005, Corporate Services allocated Regulatory Assets and AOCL of $48 million and $51 million, respectively, to WPL.

The incremental effect of applying SFAS 158 on individual line items on the Consolidated Balance Sheet at Dec. 31, 2006 was as follows (in millions):

	Before Application of SFAS 158	Increase (Decrease)	After Application of SFAS 158
Long-term pension and other benefit assets (a)	$78.9	($67.1)	$11.8
Long-term regulatory assets	137.5	74.3	211.8
Intangible assets (a)	0.4	(0.4)	—
Current benefit liability (b)	—	5.8	5.8
Long-term intercompany payable related to pension obligations (c)	8.0	5.9	13.9
Deferred income tax liabilities	265.9	(10.4)	255.5
Pension and other benefit obligations	59.9	10.7	70.6
Accumulated other comprehensive loss, before tax	(3.8)	(9.4)	(13.2)
Accumulated other comprehensive loss, after tax	(2.3)	(5.2)	(7.5)
Total common equity	1,116.0	(5.2)	1,110.8

(a)	Included in “Deferred charges and other” on the Consolidated Balance Sheet.

(b)	Included in “Other current liabilities” on the Consolidated Balance Sheet.

(c)	Included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheet.

Included in the following table are WPL’s accumulated benefit obligations, amounts applicable to qualified pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as qualified pension plans with projected benefit obligations in excess of plan assets as of the measurement date of Sep. 30 (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Accumulated benefit obligation	$212.7	$211.7	$89.0	$98.3
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	—	—	88.2	96.9
Fair value of plan assets	—	—	17.9	17.1
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	233.4	237.3	N/A	N/A
Fair value of plan assets	225.3	214.7	N/A	N/A

Postretirement benefit plans are funded via specific assets within certain retirement plans (401(h) assets) as well as a Voluntary Employees’ Beneficiary Association (VEBA) trust. The asset allocation of the 401(h) assets mirror the qualified pension plan assets and the asset allocation of the VEBA trust are reflected in the following table under “Other Postretirement Benefits Plans.” The asset allocation for WPL’s qualified pension and other postretirement benefits plans at Sep. 30, 2006 and 2005, and the qualified pension plan target allocation for 2006 were as follows:

	Qualified Pension Plan			Other Postretirement Benefits Plans
	Target Allocation	Percentage of Plan Assets at Sep. 30,		Percentage of Plan Assets at Sep. 30,
Asset Category	2006	2006	2005	2006	2005
Equity securities	65-75%	73%	72%	57%	63%
Debt securities	20-35%	27%	28%	23%	18%
Other	0-5%	—	—	20%	19%

		100%	100%	100%	100%

WPL’s plan assets are managed by outside investment managers. WPL’s investment strategy and its policies employed with respect to pension and other postretirement benefits assets is to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of the assets in meeting the obligations to the participants while achieving the optimal return possible over the long-term. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class, number of investments, and sector and industry limits when applicable.

For the pension plans, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals to maximize returns and minimize risk over the long-term, the pension plans have a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored quarterly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Assets related to postretirement plans are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. Prohibited investment vehicles related to the pension and other postretirement benefits plans include, but may not be limited to, direct ownership of real estate, options and futures unless specifically approved, margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms.

WPL estimates that funding for the qualified pension plan for the bargaining unit and other postretirement benefits plans during 2007 will be $0 and $6.6 million, respectively.

The expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows (in millions):

	2007	2008	2009	2010	2011	2012 - 2016
Pension benefits	$8.6	$8.7	$8.9	$9.4	$10.3	$69.0
Other benefits	7.1	7.6	7.9	7.3	7.6	45.2
Medicare subsidies	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(3.7)

	$15.1	$15.7	$16.2	$16.1	$17.3	$110.5

The estimated amortization from “Regulatory assets” and “Accumulated other comprehensive loss” on the Consolidated Balance Sheets into net periodic benefit cost in 2007 are as follows (in millions):

	Qualified Pension Benefits	Other Postretirement Benefits
Actuarial loss	$2.9	$1.1
Prior service cost (credit)	0.8	(1.0)

	$3.7	$0.1

In 2004, WPL adopted FASB Staff Position No. SFAS (FSP) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” In 2005, the U.S. Department of Health and Human Services (Centers for Medicare & Medicaid Services) published regulations regarding actuarial equivalence. WPL believes that a substantial portion of its postretirement medical plans will be actuarially equivalent to the Medicare Prescription Drug Plan. WPL anticipates continuing its current prescription drug coverage for currently covered retirees and therefore should be eligible for the subsidy available from Medicare. As a result of the adoption of FSP 106-2, the estimated reductions in WPL’s accumulated projected benefit obligation and other postretirement benefits costs were as follows (in millions):

	2006	2005	2004
Accumulated projected benefit obligation	$14.4	$13.9	$6.8
Other postretirement benefits costs	2.1	2.1	1.0

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. In 2006, 2005 and 2004, the pension expense allocated to WPL for these plans was $2.1 million, $1.9 million and $1.8 million, respectively. A significant number of WPL employees also participate in a defined contribution pension plan (401(k) plan). WPL’s contributions to the 401(k) plan, which are partially based on the participants’ level of contribution, were $2.5 million, $2.4 million and $2.3 million in 2006, 2005 and 2004, respectively.

Alliant Energy’s pension plans include a cash balance plan that covers substantially all of its non-bargaining unit employees, including non-bargaining unit employees of WPL. In 2006, Alliant Energy announced amendments to the cash balance plan which include freezing plan participation at its current level and discontinuing additional contributions into employee’s cash balance plan accounts effective August 2008. Alliant Energy also announced plans to increase its level of contributions to the 401(k) plan effective in August 2008 which will offset the impact of discontinuing additional contributions into the employee’s cash balance plan accounts. These amendments are designed to provide employees portability and self-directed flexibility of their retirement benefits. WPL is currently assessing the future impacts of these changes and does not currently expect these changes will have a significant impact on its future results of operations.

(b) Equity Incentive Plans - On Jan. 1, 2006, WPL adopted SFAS 123(R), which requires share-based payments to employees to be recognized in the financial statements based on their fair values. WPL used the modified prospective transition method for the adoption, which resulted in no changes to its financial statements for prior periods. The impacts of adoption did not have a material impact on WPL’s financial condition or results of operations. The impact to WPL in periods subsequent to the adoption of SFAS 123(R) will largely be dependent upon the nature of any new share-based compensation awards issued to employees and the achievement of certain performance and market conditions related to such awards. WPL has elected the alternative transition method described in FSP 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” to calculate its beginning pool of excess tax benefits available to absorb any tax deficiencies associated with share-based payment awards recognized in accordance with SFAS 123(R).

Alliant Energy’s 2002 Equity Incentive Plan (EIP) permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to key employees. At Dec. 31, 2006, non-qualified stock options, restricted stock and performance shares were outstanding under the EIP and a predecessor plan under which new awards can no longer be granted. At Dec. 31, 2006, approximately 3.2 million shares remained available for grants under the EIP. Alliant Energy satisfies payouts related to equity awards under the EIP through the issuance of new shares of its common stock.

In 2006, WPL recognized $4.5 million of share-based compensation expense related to grants under the EIP and $1.8 million of related income tax benefits. Share-based compensation expense is recognized on a straight-line basis over the requisite service periods.

(7)	COMMON AND PREFERRED STOCK

(a) Common Stock - WPL has dividend payment restrictions based on the terms of its outstanding preferred stock and state regulatory limitations applicable to it. In its July 2005 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $92 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 53.14%. WPL’s dividends are also restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. At Dec. 31, 2006, WPL was in compliance with all such dividend restrictions. In its January 2007 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $91 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 51.0%.

(b) Preferred Stock - The carrying value of WPL’s cumulative preferred stock at both Dec. 31, 2006 and 2005, was $60 million. The fair value, based upon the market yield of similar securities and quoted market prices, at both Dec. 31, 2006 and 2005 was $54 million.

(8)	DEBT

(a) Short-Term Debt - WPL maintains committed bank lines of credit to provide short-term borrowing flexibility and security for commercial paper outstanding. At Dec. 31, 2006, WPL’s short-term borrowing arrangements included a $250 million revolving credit facility which expires in November 2011. Information regarding commercial paper and other short-term debt issued under this facility was as follows (dollars in millions):

	2006	2005
At Dec. 31:
Commercial paper outstanding	$134.9	$93.5
Average interest rates - commercial paper	5.4%	4.4%
For the year ended:
Average amount of total short-term debt (based on daily outstanding balances)	$77.2	$18.4
Average interest rates - total short-term debt	5.1%	3.4%

(b) Long-Term Debt - WPL maintains indentures related to the issuance of unsecured debt securities. WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by WPL, could require material redemption premium payments by WPL. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable treasury rates at the time of redemption. At Dec. 31, 2006, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2034.

In March 2006, WPL issued $39.1 million of unsecured variable rate pollution control revenue bonds due 2014 through 2015 and used the proceeds in April 2006 to retire its remaining $39.1 million of first mortgage bonds due 2014 through 2015.

At Dec. 31, 2006, WPL’s debt maturities for 2007 to 2011 were $105 million, $60 million, $0, $100 million and $0, respectively. The carrying value of WPL’s long-term debt (including current maturities and variable rate demand bonds) at Dec. 31, 2006 and 2005 was $404 million and $403 million, respectively. The fair value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2006 and 2005 was $418 million and $425 million, respectively. WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets were $2.5 million and $3.0 million at Dec. 31, 2006 and 2005, respectively. At Dec. 31, 2006, there were no significant sinking fund requirements related to the long-term term debt on the Consolidated Balance Sheets.

(9)	INVESTMENTS

(a) Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership Interest at Dec. 31, 2006	Carrying Value at Dec. 31,		Equity Income
		2006	2005	2006	2005	2004
ATC (a)	18%	$166	$152	($24)	($21)	($19)
Wisconsin River Power Company	50%	9	10	(3)	(5)	(6)

		$175	$162	($27)	($26)	($25)

(a)	WPL has the ability to exercise significant influence over ATC’s financial and operating policies through its participation on ATC’s Board of Directors.

Summary financial information from the financial statements of these investments is as follows (in millions):

	2006	2005	2004
Operating revenues	$347	$303	$270
Operating income	163	131	107
Net income	128	106	91
As of Dec. 31:
Current assets	36	34
Non-current assets	1,873	1,536
Current liabilities	306	142
Non-current liabilities	777	757

Refer to Note 19 for information regarding related party transactions with ATC.

(b) Cash Surrender Value of Life Insurance Policies - WPL has various life insurance policies that cover certain key employees and directors. At Dec. 31, 2006 and 2005, the cash surrender value of these investments was $12.1 million and $11.2 million, respectively.

(c) Nuclear Decommissioning Trust Funds - At Dec. 31, 2005, WPL held $23 million of non-qualified nuclear decommissioning trust funds which were excluded from the Kewaunee sale agreement and as a result are reported as “Other Investments” on the Consolidated Balance Sheet. In 2006, WPL liquidated its remaining nuclear decommissioning trust funds and used the proceeds to provide a refund to its wholesale customers. In 2005 and 2004, WPL’s non-qualified nuclear decommissioning trust funds realized pre-tax gains (losses) from the sales of securities of $23 million and ($3) million, respectively (cost of the investments based on specific identification was $110 million and $14 million and pre-tax proceeds from the sales were $133 million and $11 million, respectively).

(10)	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WPL’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Refer to Notes 7(b), 8(b) and 11(a) for information regarding the fair values of preferred stock, long term debt and derivatives, respectively. Since WPL is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of their financial instruments may not be realized by Alliant Energy.

(11)	DERIVATIVE FINANCIAL INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities - WPL records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives’ fair values with offsets to regulatory assets or liabilities, based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations. At Dec. 31, 2006 and 2005, current derivative assets were included in “Other current assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Current derivative liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2006	2005
Current derivative assets	$6.2	$12.7
Non-current derivative assets	0.4	4.4
Current derivative liabilities	44.4	19.0
Non-current derivative liabilities	2.1	1.5

WPL has entered into several purchase contracts to supply fixed-price natural gas for its natural gas-fired electric generating facilities. Significant decreases in natural gas prices in 2006 have changed the fair value of these contracts and resulted in decreases in derivative assets and increases in derivative liabilities. As a result of changes in the fair value of these contracts, the counterparties to these contracts have required WPL to provide $22 million of cash collateral, which is primarily recorded in “Other accounts receivable” on the Consolidated Balance Sheet as of Dec. 31, 2006.

WPL’s derivatives that were not designated in hedge relationships during 2006 and/or 2005 included electric, coal and gas contracts. Electric contracts were used to manage utility energy costs during supply/demand imbalances. Coal and gas contracts were used to manage the price of anticipated purchases and sales.

(b) Weather Derivatives - WPL uses weather derivatives to reduce the impact of weather volatility on its electric and natural gas sales volumes. These weather derivatives are accounted for using the intrinsic value method. Any premiums paid related to the weather derivative agreements are expensed over each respective contract period. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains/losses realized from these weather derivatives. Information relating to the electric and gas weather derivatives was as follows (in millions):

	2006	2005	2004
Gains (losses):
Electric utility operating revenues	($1.4)	($3.5)	$—
Gas utility operating revenues	3.8	(1.0)	—
Settlements (paid to) / received from counterparties, net	0.3	(3.1)	—
Premiums expensed	0.3	1.1	1.0
Premiums paid to counterparties	0.5	0.5	1.2

In 2006, WPL entered into a non-exchange traded swap agreement based on heating degree days (HDD) measured in Madison to reduce the impact of weather volatility on WPL’s margins for the period Nov. 1, 2006 to March 31, 2007. The actual HDD for November 2006 and December 2006 were lower than those specified in the contract resulting in WPL receiving from the counterparty the maximum amount under the agreement of $1.4 million in January 2007. In addition, WPL will receive/pay up to $2.2 million from/to the counterparty in the second quarter of 2007 if actual HDD for January 2007 through March 2007 are less/greater than the HDD specified in the contract.

In 2006, Corporate Services, as agent for WPL, entered into a non-exchange traded swap agreement based on cooling degree days (CDD) measured in Chicago to reduce the impact of weather volatility on WPL’s electric margins for the period June 1, 2006 to Aug. 31, 2006. The actual CDD during this period were higher than those specified in the contract resulting in WPL paying the counterparty the maximum amount under the agreements of $2.9 million in 2006.

In 2005, Corporate Services, as agent for WPL, and WPL on behalf of itself, entered into a combination of put options and non-exchange traded swap agreements based on HDD measured in Chicago to reduce the impact of weather volatility on WPL’s margins for the period Nov. 1, 2005 to March 31, 2006. The actual HDD during this period were lower than those specified in the contracts resulting in WPL receiving payments from the counterparty of $3.2 million in 2006.

In 2005, WPL entered into a non-exchange traded swap agreement based on CDD measured in Chicago to reduce the impact of weather volatility on its electric margins for the period June 1, 2005 to Aug. 31, 2005. The actual CDD during this period were higher than those specified in the contract resulting in WPL paying the counterparty the maximum amount under the agreement of $3.5 million in 2005.

In 2004, Corporate Services, as agent for WPL, entered into a non-exchange traded option based on HDD measured in Chicago in which Corporate Services had the right to receive payment from the counterparty if actual HDD were less than the HDD specified in the contract.

(12)	COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Expenditures - WPL has made certain commitments in connection with its 2007 capital expenditures.

(b) Purchase Obligations - Alliant Energy, through its subsidiaries Corporate Services, IPL and WPL, has entered into commodity supply, transportation and storage contracts. Certain purchased power contracts are considered operating leases and are therefore not included here, but are included in Note 3(a). The natural gas supply and purchased power contracts are either fixed price in nature or market-based. Most of the coal supply contracts are fixed price, however some of the recent contracts are index-based. Nearly all of the coal transportation contracts are index-based. Alliant Energy expects to supplement its coal and natural gas supplies with spot market purchases as needed. The table below includes commitments for “take-or-pay” contracts which result in dollar commitments with no associated tons or dekatherms (Dths).

Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased power contracts to IPL and WPL, based on various factors such as resource mix, load growth and resource availability. The amounts in the following table reflect these allocated contracts. However, for 2007, system-wide purchased power contracts of $75.1 million (1.5 million MWhs) have not yet been directly assigned to IPL and WPL since the specific needs of each utility are not yet known. Refer to Note 19 for additional information regarding the allocation of purchased power transactions. WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the following table. In addition, Corporate Services entered into system-wide coal contracts on behalf of IPL and WPL of $89.7 million (10.3 million tons) for 2007, $72.3 million (7.9 million tons) for 2008, $56.5 million (5.6 million tons) for 2009, $29.6 million (2.8 million tons) for 2010, $16.9 million (1.4 million tons) for 2011, and $7.0 million (0.4 million tons) for 2012 and beyond, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific IPL or WPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not yet been directly assigned to IPL and WPL since the specific needs of each utility are not yet known. At Dec. 31, 2006, WPL’s minimum commitments were as follows (dollars and Dths in millions; MWhs and tons in thousands):

	Purchased Power		Coal		Natural Gas
	Dollars	MWhs	Dollars	Tons	Dollars	Dths
2007	$106.8	2,309	$9.1	—	$64.0	6
2008	145.3	2,849	6.6	—	27.7	—
2009	90.3	1,831	6.6	—	24.7	—
2010	90.0	2,001	6.6	—	21.7	—
2011	68.8	1,830	6.6	—	16.9	—
Thereafter	161.7	3,836	19.6	—	77.2	—

	$662.9	14,656	$55.1	—	$232.2	6

The amounts related to WPL’s Kewaunee PPA are included in the above table. Also, at Dec. 31, 2006, WPL’s other purchase obligations, which represent individual commitments incurred during the normal course of business which exceeded $1.0 million at Dec. 31, 2006, were $3 million for 2007 and $1 million for 2008. This excludes lease obligations which are included in Note 3.

(c) Legal Proceedings - WPL is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees and Indemnifications - WPL provided an indemnification associated with the sale of its water utility in South Beloit, Illinois in the third quarter of 2006 for losses resulting from potential breach of the representations and warranties made by WPL on the sale date and for the breach of its obligations under the sale agreement. The indemnification has a maximum limit of $1 million and expires in July 2008. WPL believes the likelihood of having to make any material cash payments under this indemnification is remote. WPL has not recorded any material liabilities related to this indemnification as of Dec. 31, 2006. WPL also issued an indemnity to the buyer of Kewaunee to cover certain potential costs the buyer may incur related to the outage at Kewaunee in 2005. At Dec. 31, 2006, WPL had a $4 million obligation recognized related to this indemnity, which represents WPL’s remaining maximum exposure. Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Liabilities - WPL had recorded the following environmental liabilities at Dec. 31 (in millions):

	2006	2005
Manufactured gas plants (MGP) sites	$5.7	$5.7
Other	—	0.7

	$5.7	$6.4

MGP Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at six sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2006, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $5 million to $7 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WPL, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs and such amounts have been accounted for as directed by the applicable regulatory jurisdiction.

Clean Air Interstate Rule (CAIR) and Clean Air Mercury Rule (CAMR) - In 2005, the EPA finalized CAIR and CAMR, which both may require emission control upgrades to existing electric generating units with greater than 25 MW capacity. CAIR will cap emissions of sulfur dioxide (SO2) and nitrogen oxides (NOx) in 28 states (including Wisconsin) in the eastern U.S. and, when fully implemented, reduce SO2 and NOx emissions in these states by over 70% and 60% from 2003 levels, respectively. CAMR will reduce U.S. utility (including WPL) mercury emissions by approximately 70% when fully implemented. WPL believes that future capital investments and/or modifications to comply with these rules will be significant.

(f) Credit Risk - WPL serves a diversified base of residential, commercial, industrial and wholesale customers and did not have any significant concentrations of credit risk. In addition, WPL has limited credit exposure from non-performance of contractual obligations by its counterparties. WPL maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties.

(g) Collective Bargaining Agreements - At Dec. 31, 2006, employees covered by a collective bargaining agreement, International Brotherhood of Electrical Workers (IBEW) Local 965, represented 93% of total employees of WPL. In May 2007, this agreement expires. While negotiations to renew the contract with IBEW Local 965 are underway, WPL is currently unable to predict the outcome.

(13)	JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other utilities, WPL has undivided ownership interests in jointly-owned electric generating facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Refer to Note 1(b) for further discussion of cost of removal obligations. Information relative to WPL’s ownership interest in these facilities at Dec. 31, 2006 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5	Coal	75.0	$241.7	$134.4	$12.6	$6.5
Columbia Energy Center	Coal	46.2	224.8	123.3	4.3	10.5
Edgewater Unit 4	Coal	68.2	75.3	42.7	0.7	4.3

			$541.8	$300.4	$17.6	$21.3

(14)	SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and includes three segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Refer to Note 16 for discussion of WPL’s utility operations in Illinois which were sold in February 2007. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” In 2006, 2005 and 2004, gas revenues included $17 million, $51 million and $20 million, respectively, for sales to the electric segment. All other intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s significant business segments was as follows (in millions):

	Electric	Gas	Other	Total
2006
Operating revenues	$1,111.4	$273.9	$16.0	$1,401.3
Depreciation and amortization	92.8	14.5	—	107.3
Operating income	143.9	40.0	1.0	184.9
Interest expense, net of AFUDC				45.7
Equity income from unconsolidated investments	(27.0)	—	—	(27.0)
Interest income and other				(1.3)
Income tax expense				62.2
Net income				105.3
Preferred dividends				3.3
Earnings available for common stock				102.0
Total assets	2,131.4	351.9	215.8	2,699.1
Investments in equity method subsidiaries	175.3	—	—	175.3
Construction and acquisition expenditures	141.8	18.9	1.8	162.5
2005
Operating revenues	1,073.9	322.3	13.4	1,409.6
Depreciation and amortization	92.7	14.6	0.6	107.9
Operating income (loss)	146.5	33.4	(5.3)	174.6
Interest expense, net of AFUDC				37.1
Equity income from unconsolidated investments	(26.3)	—	—	(26.3)
Interest income and other				(2.2)
Income tax expense				60.9
Net income				105.1
Preferred dividends				3.3
Earnings available for common stock				101.8
Total assets	2,070.2	380.2	217.2	2,667.6
Investments in equity method subsidiaries	162.5	—	—	162.5
Construction and acquisition expenditures	164.5	20.2	0.6	185.3
2004
Operating revenues	939.8	253.8	16.2	1,209.8
Depreciation and amortization	95.7	14.8	0.5	111.0
Operating income (loss)	164.9	24.8	(6.9)	182.8
Interest expense, net of AFUDC				29.0
Equity income from unconsolidated investments	(25.0)	—	—	(25.0)
Interest income and other				(1.2)
Income tax expense				66.3
Net income				113.7
Preferred dividends				3.3
Earnings available for common stock				110.4
Total assets	2,097.5	333.3	225.3	2,656.1
Investments in equity method subsidiaries	154.3	—	—	154.3
Construction and acquisition expenditures	189.1	20.2	2.2	211.5

(15)	SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2006				2005
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$380.8	$301.4	$368.4	$350.7	$341.1	$303.1	$368.4	$397.0
Operating income	56.9	34.1	38.8	55.1	40.5	27.4	55.1	51.6
Net income	32.7	17.9	22.6	32.1	23.9	15.6	34.4	31.2
Earnings available for common stock	31.9	17.0	21.8	31.3	23.1	14.7	33.6	30.4

(16)	ASSETS AND LIABILITIES HELD FOR SALE

In February 2007, WPL completed the sale of its Illinois electric distribution and gas properties within South Beloit and received net proceeds of $23 million. In July 2006, WPL completed the sale of the water utility within South Beloit for $4 million. WPL has applied the provisions of SFAS 144 to the South Beloit assets and liabilities, which are recorded as held for sale. The operating results of South Beloit were not reported as discontinued operations at Dec. 31, 2006. The assets and liabilities held for sale on the Consolidated Balance Sheets at Dec. 31 were as follows (in millions):

	2006	2005
Assets held for sale:
Property, plant and equipment:
Electric plant in service	$21.6	$20.3
Gas plant in service	13.8	12.7
Other plant in service	—	6.7
Accumulated depreciation	(13.2)	(14.2)

Net plant	22.2	25.5
Construction work in progress	2.1	0.6

Property, plant and equipment, net	24.3	26.1

Liabilities held for sale:
Long-term liabilities	1.3	2.2

Net assets held for sale	$23.0	$23.9

(17)	ASSET RETIREMENT OBLIGATIONS

WPL’s AROs relate to legal obligations for the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above ground and under ground storage tanks, groundwater wells, distribution equipment, easement improvements, leasehold improvements and certain hydro facilities. WPL’s AROs also include legal obligations for the management and final disposition of asbestos and polychlorinated biphenyls (PCB) and closure of coal yards and ash ponds. WPL’s AROs are recorded in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. A reconciliation of the changes in AROs associated with long-lived assets was as follows (in millions):

	2006	2005
Balance at Jan. 1	$10.9	$0.9
Accretion expense	0.6	—
Liabilities incurred	0.9	—
Revisions in estimated cash flows	(0.3)	—
Liabilities settled	(0.7)	—
Adoption of FIN 47 (a)	—	10.0

Balance at Dec. 31	$11.4	$10.9

(a)	Upon the adoption of FIN 47 on Dec. 31, 2005, AROs were recognized for management and final disposition of asbestos and PCBs, closure of active ash landfills and removal of above ground storage tanks.

If FIN 47 had been adopted as of Jan. 1, 2004, WPL would have recorded FIN 47 ARO liabilities of $9.3 million at Dec. 31, 2004.

(18)	VARIABLE INTEREST ENTITIES

FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparties (subsidiaries of Calpine) for the Riverside and RockGen PPAs, to determine whether the counterparties are variable interest entities per FIN 46R, and if WPL is the primary beneficiary. These PPAs are currently accounted for as operating leases. The counterparties sell some or all of their generating capacity to WPL and can sell their energy output to WPL. WPL’s maximum exposure to loss from these PPAs is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2006, 2005 and 2004, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside PPA were $61 million, $65 million and $39 million, respectively. Riverside was placed in service in June 2004. In 2006, 2005 and 2004, WPL’s costs, excluding fuel costs, related to the RockGen PPA were $16 million, $18 million and $33 million, respectively.

In December 2005, Calpine filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code. RockGen is part of the bankruptcy proceedings but Riverside is excluded. WPL utilizes RockGen primarily for capacity. WPL is currently evaluating its options should the PPA be terminated by the bankruptcy trustees.

(19)	RELATED PARTIES

WPL and IPL are parties to a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission (IPL only) systems of WPL and IPL. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among WPL and IPL based on procedures included in the agreement. The sales allocated to WPL were $24 million, $40 million and $25 million for 2006, 2005 and 2004, respectively. The purchases allocated to WPL were $444 million, $466 million and $279 million for 2006, 2005 and 2004, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, WPL and IPL are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to WPL and IPL in proportion to each utility’s share of electric production at the time of the sale.

Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $124 million, $113 million and $129 million for 2006, 2005 and 2004, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2006 and 2005, WPL had a net intercompany payable to Corporate Services of $61 million and $45 million, respectively.

In 2004, Resources’ Non-regulated Generation business billed WPL $7 million related to the construction of SFEF, which WPL leases from Resources. Refer to Note 3(b) for discussion of WPL’s capital lease related to SFEF.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. ATC billed WPL $59 million, $52 million and $48 million in 2006, 2005 and 2004, respectively. WPL billed ATC $9.9 million, $9.3 million and $13 million in 2006, 2005 and 2004, respectively. At Dec. 31, 2006 and 2005, WPL owed ATC net amounts of $4.4 million and $3.7 million, respectively.

Nuclear Management Company, LLC (NMC) - WPL received services from NMC for the management and operation of Kewaunee. NMC billed WPL indirectly, through Wisconsin Public Service Corporation, $18 million and $34 million in 2005 and 2004, respectively, for its allocated portion for Kewaunee. As a result of the Kewaunee sale, WPL no longer receives services from NMC.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. As of Dec. 31, 2006, 69% of WPL’s individual preferred shareowners were Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2006 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2007 are as follows:

Record Date	Payment Date
February 28	March 15
May 31	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Wells Fargo Shareowner Services

161 North Concord Exchange

P.O. Box 64854

St. Paul, MN 55164-0854

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2006 as filed with the SEC will be provided without charge upon request. Requests may be directed to Alliant Energy Shareowner Services, P.O. Box 2568, Madison, WI 53701-2568.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2006.

William D. Harvey, 57, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a board member since January 2005. He previously served as Chief Operating Officer since 2004 and President from 1998 to 2003.

Barbara J. Swan, 55, was elected President effective January 2004. She previously served as Executive Vice President and General Counsel since 1998.

Eliot G. Protsch, 53, was elected Chief Financial Officer effective January 2004. He previously served as Executive Vice President and Chief Financial Officer since September 2003 and Executive Vice President-Energy Delivery from 1998 to September 2003.

Thomas L. Aller, 57, was elected Senior Vice President-Energy Delivery effective January 2004. He previously served as interim Executive Vice President-Energy Delivery since September 2003 and Vice President-Investments at Resources from 1998 to 2003.

Dundeana K. Doyle, 48, was elected Vice President-Strategy and Regulatory Affairs effective January 2007. She previously served as Vice President-Strategy and Risk since May 2003 and Vice President-Infrastructure Security from 2002 to May 2003.

Thomas L. Hanson, 53, was elected Vice President-Controller and Chief Accounting Officer effective January 2007. He previously served as Vice President and Treasurer since April 2002 and Managing Director-Generation Services from 2001 to April 2002.

Patricia L. Kampling, 47, was elected Vice President and Treasurer effective January 2007. She previously served as Vice President-Finance since August 2005 and as Treasurer of IPSCO Inc. from September 2004 to August 2005 and Senior Vice President and Chief Financial Officer of Exelon Enterprises Company, LLC (a subsidiary of Exelon Corporation) from 2000 to 2002.

John E. Kratchmer, 44, was elected Vice President-Customer Service Operations-East effective January 2007. He previously served as Vice President-Controller and Chief Accounting Officer since October 2002 and Corporate Controller and Chief Accounting Officer from 2000 to October 2002.

Peggy Howard Moore, 56, was elected Vice President-Finance effective January 2007. She previously served as Vice President-Customer Service and Operations Support since 2004 and as Managing Director-Customer Information and Services from 2002 to 2004.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

WISCONSIN POWER AND LIGHT COMPANY

2007 ANNUAL MEETING OF SHAREOWNERS

Wednesday, May 23, 2007

2:00 p.m. (Central Daylight Time)

Alliant Energy Corporate Headquarters

Yangtze Meeting Room

4902 N. Biltmore Lane

Madison, Wisconsin

To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/annualreports. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and Proxy Statement. You may print or just view these materials.

Wells Fargo Shareowner Services

P.O. Box 64873

St. Paul, MN 55164-0873 proxy

The undersigned appoints Barbara J. Swan and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 10, 2007, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 23, 2007 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 17, 2007, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

See reverse for voting instructions.

ALLIANT ENERGY®

Wisconsin Power and Light

www.wellsfargo.com/shareownerservices

1-800-356-5343

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

Your proxy card must be received by May 22, 2007.

Please detach here

The Board of Directors Recommends a Vote FOR all Listed Director Nominees and FOR Proposal 2.

1. Election of directors: Nominee for terms ending in 2008:

01 James A. Leach

Nominees for terms ending in 2010:

02 Michael L. Bennett 03 Darryl B. Hazel 04 David A. Perdue 05 Judith D. Pyle

FOR all nominees (except as marked)

WITHHOLD authority to vote for all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL LISTED DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2007.

Address Change? Mark Box Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.